Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	April 18, 2016
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Record First Quarter 2016 Net Income, an Increase of 26% Over Prior Year
ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced net income of $49.1 million or $0.90 per diluted common share for the first quarter of 2016 compared to net income of $35.5 million or $0.64 per diluted common share for the fourth quarter of 2015 and $39.1 million or $0.76 per diluted common share for the first quarter of 2015.
Highlights compared with the Fourth Quarter of 2015*:

•	Total loans, excluding covered loans and mortgage loans held-for-sale, increased by $328 million, or 8% on annualized basis, to $17.4 billion.

•	Total assets increased by 10% on an annualized basis to $23.5 billion.

•
Total deposits increased by $577 million, or 12% on an annualized basis, to $19.2 billion. Non-interest bearing deposit accounts now comprise 27% of total deposits compared to 26% of total deposits at the prior quarter end.

•	Net interest margin increased 3 basis points primarily as a result of higher yields on earning assets.

•	Net charge-offs, excluding covered loans, decreased by $3.1 million to $3.5 million. Net charge-offs as a percentage of average total loans, excluding covered loans, decreased to 8 bps.

•	Maintained strong capital ratios with a tangible common equity ratio, assuming full conversion of convertible preferred stock, of 7.8%.

•	Completed the acquisition of Generations Bancorp, Inc. ("Generations") at the end of March, adding $123 million in assets prior to purchase accounting adjustments.

•	Extinguished $15.0 million of junior subordinated debentures resulting in a $4.3 million pre-tax gain, or $2.6 million on an after-tax basis.

•	Net overhead ratio decreased to 1.49% from 1.82%. Excluding the impact of the gain from the extinguishment of junior subordinated debentures, the net overhead ratio was 1.57%.

* See "Supplemental Financial Measures/Ratios" on pages 13-14 for more information on non-GAAP measures.

Edward J. Wehmer, President and Chief Executive Officer, commented, “Wintrust reported record net income of $49.1 million for the first quarter of 2016, a 38% increase over the fourth quarter of 2015 and a 26% increase over the first quarter of 2015. Excluding a $4.3 million gain from the extinguishment of debt and $285,000 of acquisition related charges, net income totaled $46.7 million for the quarter. The first quarter of 2016 was characterized by positive momentum from continued loan and deposit growth, improvement in the net interest margin, stable credit quality metrics, the acquisition of Generations and decreased operating costs, including those related to recent acquisitions."
Mr. Wehmer continued, “Excluding covered loans and mortgage loans held-for-sale, we grew our loan portfolio by $328 million in the first quarter, which included $73 million of loans, prior to purchase accounting adjustments, acquired in relation to the acquisition of Generations. This increased loan volume along with improvement in net interest margin during the quarter resulted in an increase in net interest income of $4.3 million. Our loan pipelines remain consistently strong. Deposit growth continued in the first quarter of 2016 as total deposits increased $577 million, which included $100 million, prior to purchase accounting adjustments, assumed from the acquisition of Generations. Demand deposits increased $369 million and now comprise 27% of our overall deposit base compared to 26% at the end of the fourth quarter of 2015."

Commenting on credit quality, Mr. Wehmer noted, “During the quarter, the Company has continued its practice of timely addressing and resolving non-performing credits. Excluding covered loans, low net charge-offs continued in the current quarter with net charge-offs totaling $3.5 million in the first quarter compared to $6.6 million in the fourth quarter. Additionally, net charge-offs as a percentage of average total loans decreased to 0.08% from 0.15% in the fourth quarter of 2015. Total non-performing assets, excluding covered assets, as a percentage of total assets remained stable at 0.56%. Excluding covered loans, non-performing loans as a percentage of total loans was 0.51% at the end of the first quarter. The allowance for loan losses as a percentage of total loans, excluding covered loans, increased to 0.63% compared to 0.62% at the end of the fourth quarter of 2015. As a percentage of non-performing loans, the allowance for loan losses, excluding covered loans, remained strong at 123%. We believe that the Company's reserves remain appropriate."

Mr. Wehmer further commented, “Mortgage banking revenue in the first quarter totaled $21.7 million, a decrease of $1.6 million compared to the fourth quarter of 2015 and decrease of $6.1 million compared to the first quarter of 2015. The decreased revenue from the fourth quarter resulted from origination volumes declining to $736.6 million from $808.9 million as a result of unfavorable changes in product and channel mix, more competitive pricing and seasonally slower sales in January and February. Our mortgage pipeline strengthened considerably in March and is expected to continue strong throughout the second quarter. We believe that our mortgage banking business remains well positioned for growth both organically and through acquisitions."

Turning to the future, Mr. Wehmer stated, “We anticipate the positive momentum realized in the first quarter to continue into the remainder of 2016. We have realized the expected cost savings from the acquisitions in 2015 and continue to monitor other opportunities to leverage our existing infrastructure in all areas of our business lines. Evaluating strategic acquisitions and organic branch growth will continue to be a part of our overall growth strategy with the goal of becoming Chicago’s bank and Wisconsin’s bank. Our opportunities for both internal growth and external growth remain consistently strong. We continue to take a steady and measured approach to achieve our main objectives of growing franchise value, increasing profitability, leveraging our expense infrastructure and increasing shareholder value."

The graphs below illustrate certain highlights of the first quarter of 2016.

Wintrust’s key operating measures and growth rates for the first quarter of 2016, as compared to the sequential and linked quarters, are shown in the table below:

				% or(5) basis point (bp)change from 4nd Quarter 2015		% or basis point (bp) change from 1st Quarter 2015
	Three Months Ended
(Dollars in thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Net income	$49,111	$35,512	$39,052	38%		26%
Net income per common share – diluted	$0.90	$0.64	$0.76	41%		18%
Net revenue (1)	$240,261	$232,296	$216,432	3%		11%
Net interest income	$171,509	$167,206	$151,891	3%		13%
Net interest margin (2)	3.32%	3.29%	3.42%	3	bp	(10)	bp
Net overhead ratio (2) (3)	1.49%	1.82%	1.69%	(33)	bp	(20)	bp
Efficiency ratio (2) (4)	63.96%	71.39%	67.90%	(743)	bp	(394)	bp
Return on average assets	0.86%	0.63%	0.80%	23	bp	6	bp
Return on average common equity	8.55%	6.03%	7.64%	252	bp	91	bp
Return on average tangible common equity	11.33%	8.12%	9.96%	321	bp	137	bp
At end of period
Total assets	$23,488,168	$22,909,348	$20,371,566	10%		15%
Total loans, excluding loans held-for-sale, excluding covered loans	$17,446,413	$17,118,117	$14,953,059	8%		17%
Total loans, including loans held-for-sale, excluding covered loans	$17,760,967	$17,506,155	$15,399,414	6%		15%
Total deposits	$19,217,071	$18,639,634	$16,938,769	12%		13%
Total shareholders’ equity	$2,418,442	$2,352,274	$2,131,074	11%		13%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Period-end balance sheet percentage changes are annualized.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

Financial Performance Overview – First Quarter 2016

For the first quarter of 2016, net interest income totaled $171.5 million, an increase of $4.3 million as compared to the fourth quarter of 2015 and an increase of $19.6 million as compared to the first quarter of 2015. The changes in net interest income on both a sequential and linked quarter basis are the result of the following:

•	Net interest income increased $4.3 million in the first quarter of 2016 compared to the fourth quarter of 2015, due to:

◦
An increase in total interest income of $4.7 million resulting primarily from loan growth during the period and an increase in the yield on earning assets, partially offset by one less day in the quarter.

◦	Interest expense increased $441,000 primarily as a result of an increase in the average balance of interest-bearing liabilities, partially offset by one less day in the quarter.

◦	Combined, the increase in interest income of $4.7 million and the increase in interest expense of $441,000 created the $4.3 million increase in net interest income.

•	Net interest income increased $19.6 million in the first quarter of 2016 compared to the first quarter of 2015, due to:

◦
Average loans, excluding covered loans, increased by $2.5 billion compared to the first quarter of 2015. The growth in average loans, excluding covered loans, as well as one additional day in the quarter was partially offset by a 12 basis point decline in the yield on earning assets, resulting in an increase in total interest income of $21.9 million.

◦
An increase in interest bearing deposits, an increase in FHLB advances and borrowings under the Company's term credit facility at the end of the second quarter of 2015 resulted in a $2.3 million increase in interest expense.

◦
Combined, the increase in interest income of $21.9 million and the increase in interest expense of $2.3 million created the $19.6 million increase in net interest income in the first quarter of 2016 compared to the first quarter of 2015.

The net interest margin, on a fully taxable equivalent basis, for the first quarter of 2016 was 3.32% compared to 3.29% for the fourth quarter of 2015 and 3.42% for the first quarter of 2015 (see "Net Interest Income" section later in this release for further detail).

Non-interest income totaled $68.8 million in the first quarter of 2016, increasing $3.7 million, or 6%, compared to the fourth quarter of 2015 and increasing $4.2 million, or 7%, compared to the first quarter of 2015. The increase in non-interest income in the first quarter of 2016 compared to the fourth quarter of 2015 is primarily attributable to gains on sales of investment securities, increased operating lease income and a $4.3 million gain from an extinguishment of debt, partially offset by decreased mortgage banking revenue and decreased fees from covered call options. The increase in non-interest income in the first quarter of 2016 compared to the first quarter of 2015 was primarily attributable to gains on sales of investments securities, increased operating lease income, higher service charges on deposits and a $4.3 million gain from an extinguishment of debt, partially offset by decreased mortgage banking revenue and decreased fees from covered call options (see "Non-Interest Income" section later in this release for further detail).
Non-interest expense totaled $153.7 million in the first quarter of 2016, decreasing $13.1 million, or 8%, compared to the fourth quarter of 2015 and increasing $6.4 million, or 4%, compared to the first quarter of 2015. The decrease in the current quarter compared to the fourth quarter of 2015 can be primarily attributed to lower salary and employee benefit costs, lower advertising and marketing expenses and a decrease in OREO expenses. The increase in the first quarter of 2016 compared to the first quarter of 2015 was primarily attributable to higher salary and employee benefit costs caused by the addition of employees from the various acquisitions and higher staffing levels as the Company grows as well as higher commissions and incentive compensation, increased equipment and data processing, partially offset by a decrease in OREO expenses (see "Non-Interest Expense" section later in this release for further detail).

Financial Performance Overview – Credit Quality

The ratio of non-performing assets to total assets was 0.56% as of March 31, 2016, compared to 0.56% at December 31, 2015, and 0.61% at March 31, 2015. Non-performing assets, excluding covered assets, totaled $130.7 million at March 31, 2016, compared to $128.2 million at December 31, 2015 and $124.3 million at March 31, 2015.

Non-performing loans, excluding covered loans, totaled $89.5 million, or 0.51% of total loans, at March 31, 2016, compared to $84.1 million, or 0.49% of total loans, at December 31, 2015 and $81.8 million, or 0.55% of total loans, at March 31, 2015. The increase in non-performing loans, excluding covered loans, compared to December 31, 2015 is primarily the result of a $2.5 million increase in the home equity portfolio and a $1.6 million increase in the life insurance premium finance receivables portfolio. Compared to March 31, 2015, the increase is primarily the result of a $7.1 million increase in the commercial loan portfolio and a $1.6 million increase in the life insurance premium finance receivables portfolio. OREO, excluding covered OREO, of $41.0 million at March 31, 2016 decreased $2.9 million compared to $43.9 million at December 31, 2015 and decreased $1.3 million compared to $42.3 million at March 31, 2015.

The provision for credit losses, excluding the provision for covered loan losses, totaled $8.4 million for the first quarter of 2016 compared to $9.2 million for the fourth quarter of 2015 and $6.2 million for the first quarter of 2015. The higher provision for credit losses in the first quarter of 2016 compared to the same period of 2015 was primarily due to increased reserves on the additional non-performing loans during the period.

Net charge-offs as a percentage of loans, excluding covered loans, for the first quarter of 2016 totaled 8 basis points on an annualized basis compared to 15 basis points on an annualized basis in the fourth quarter of 2015 and 8 basis points on an annualized basis in the first quarter of 2015. Net charge-offs totaled $3.5 million in the first quarter of 2016, a $3.1 million decrease from $6.6 million in the fourth quarter of 2015 and a $410,000 increase from $3.1 million in the first quarter of 2015.

Excluding the allowance for covered loan losses, the allowance for credit losses at March 31, 2016 totaled $111.2 million, or 0.64% of total loans, compared to $106.3 million, or 0.62% of total loans, at December 31, 2015 and $95.3 million, or 0.64% of total loans, at March 31, 2015.

Financial Performance Overview – Earnings Per Share

The following table shows the computation of basic and diluted earnings per share for the periods indicated:

		Three Months Ended
(In thousands, except per share data)		March 31, 2016	December 31, 2015	March 31, 2015
Net income		$49,111	$35,512	$39,052
Less: Preferred stock dividends and discount accretion		3,628	3,629	1,581
Net income applicable to common shares—Basic	(A)	45,483	31,883	37,471
Add: Dividends on convertible preferred stock, if dilutive		1,578	1,579	1,581
Net income applicable to common shares—Diluted	(B)	47,061	33,462	39,052
Weighted average common shares outstanding	(C)	48,448	48,371	47,239
Effect of dilutive potential common shares:
Common stock equivalents		750	935	1,158
Convertible preferred stock, if dilutive		3,070	3,070	3,075
Weighted average common shares and effect of dilutive potential common shares	(D)	52,268	52,376	51,472
Net income per common share:
Basic	(A/C)	$0.94	$0.66	$0.79
Diluted	(B/D)	$0.90	$0.64	$0.76

Potentially dilutive common shares can result from stock options, restricted stock unit awards, stock warrants, the Company’s convertible preferred stock and shares to be issued under the Employee Stock Purchase Plan and the Directors Deferred Fee and Stock Plan, being treated as if they had been either exercised or issued, computed by application of the treasury stock method. While potentially dilutive common shares are typically included in the computation of diluted earnings per share, potentially dilutive common shares are excluded from this computation in periods in which the effect would reduce the loss per share or increase the income per share. For diluted earnings per share, net income applicable to common shares can be affected by the conversion of the Company’s convertible preferred stock. Where the effect of this conversion would reduce the loss per share or increase the income per share, net income applicable to common shares is not adjusted by the associated preferred dividends.

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015
Selected Financial Condition Data (at end of period):
Total assets	$23,488,168	$22,909,348	$20,371,566
Total loans, excluding loans held-for-sale and covered loans	17,446,413	17,118,117	14,953,059
Total deposits	19,217,071	18,639,634	16,938,769
Junior subordinated debentures	253,566	268,566	249,493
Total shareholders’ equity	2,418,442	2,352,274	2,131,074
Selected Statements of Income Data:
Net interest income	$171,509	$167,206	$151,891
Net revenue (1)	240,261	232,296	216,432
Net income	49,111	35,512	39,052
Net income per common share – Basic	$0.94	$0.66	$0.79
Net income per common share – Diluted	$0.90	$0.64	$0.76
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.32%	3.29%	3.42%
Non-interest income to average assets	1.21%	1.16%	1.32%
Non-interest expense to average assets	2.70%	2.98%	3.02%
Net overhead ratio (2) (3)	1.49%	1.82%	1.69%
Efficiency ratio (2) (4)	63.96%	71.39%	67.90%
Return on average assets	0.86%	0.63%	0.80%
Return on average common equity	8.55%	6.03%	7.64%
Return on average tangible common equity (2)	11.33%	8.12%	9.96%
Average total assets	$22,902,913	$22,225,112	$19,814,606
Average total shareholders’ equity	2,389,770	2,347,545	2,114,356
Average loans to average deposits ratio (excluding covered loans)	93.8%	91.9%	91.4%
Average loans to average deposits ratio (including covered loans)	94.6%	92.7%	92.7%
Common Share Data at end of period:
Market price per common share	$44.34	$48.52	$47.68
Book value per common share (2)	$44.67	$43.42	$42.30
Tangible common book value per share (2)	$34.20	$33.17	$33.04
Common shares outstanding	48,518,998	48,383,279	47,389,608
Other Data at end of period:(8)
Leverage Ratio (5)	8.7%	9.1%	9.2%
Tier 1 capital to risk-weighted assets (5)	9.5%	10.0%	10.1%
Common equity Tier 1 capital to risk-weighted assets (5)	8.3%	8.4%	9.1%
Total capital to risk-weighted assets (5)	12.0%	12.2%	12.5%
Tangible common equity ratio (TCE) (2)(7)	7.2%	7.2%	7.9%
Tangible common equity ratio, assuming full conversion of convertible preferred stock (2) (7)	7.8%	7.7%	8.5%
Allowance for credit losses (6)	$111,201	$106,349	$95,334
Non-performing loans	$89,499	$84,057	$81,772
Allowance for credit losses to total loans (6)	0.64%	0.62%	0.64%
Non-performing loans to total loans	0.51%	0.49%	0.55%
Number of:
Bank subsidiaries	15	15	15
Banking offices	153	152	146

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated. As of January 1, 2015 capital ratios are calculated under the requirements of Basel III.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excludes the allowance for covered loan losses.

(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.

(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(In thousands)	(Unaudited) March 31, 2016	December 31, 2015	(Unaudited) March 31, 2015
Assets
Cash and due from banks	$208,480	$271,454	$286,743
Federal funds sold and securities purchased under resale agreements	3,820	4,341	4,129
Interest bearing deposits with banks	817,013	607,782	697,799
Available-for-sale securities, at fair value	770,983	1,716,388	1,721,030
Held-to-maturity securities, at amortized cost	911,715	884,826	—
Trading account securities	2,116	448	7,811
Federal Home Loan Bank and Federal Reserve Bank stock	113,222	101,581	92,948
Brokerage customer receivables	28,266	27,631	25,287
Mortgage loans held-for-sale	314,554	388,038	446,355
Loans, net of unearned income, excluding covered loans	17,446,413	17,118,117	14,953,059
Covered loans	138,848	148,673	209,694
Total loans	17,585,261	17,266,790	15,162,753
Less: Allowance for loan losses	110,171	105,400	94,446
Less: Allowance for covered loan losses	2,507	3,026	1,878
Net loans	17,472,583	17,158,364	15,066,429
Premises and equipment, net	591,608	592,256	559,281
Lease investments, net	89,337	63,170	383
FDIC indemnification asset	—	—	10,224
Accrued interest receivable and other assets	647,853	597,099	526,029
Trade date securities receivable	1,008,613	—	488,063
Goodwill	484,280	471,761	420,197
Other intangible assets	23,725	24,209	18,858
Total assets	$23,488,168	$22,909,348	$20,371,566
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$5,205,410	$4,836,420	$3,779,609
Interest bearing	14,011,661	13,803,214	13,159,160
Total deposits	19,217,071	18,639,634	16,938,769
Federal Home Loan Bank advances	799,482	853,431	406,839
Other borrowings	253,126	265,785	186,716
Subordinated notes	138,888	138,861	138,782
Junior subordinated debentures	253,566	268,566	249,493
Trade date securities payable	—	538	2,929
Accrued interest payable and other liabilities	407,593	390,259	316,964
Total liabilities	21,069,726	20,557,074	18,240,492
Shareholders’ Equity:
Preferred stock	251,257	251,287	126,427
Common stock	48,608	48,469	47,475
Surplus	1,194,750	1,190,988	1,156,542
Treasury stock	(4,145)	(3,973)	(3,948)
Retained earnings	967,882	928,211	835,669
Accumulated other comprehensive loss	(39,910)	(62,708)	(31,091)
Total shareholders’ equity	2,418,442	2,352,274	2,131,074
Total liabilities and shareholders’ equity	$23,488,168	$22,909,348	$20,371,566

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
(In thousands, except per share data)	March 31 2016	December 31, 2015	March 31, 2015
Interest income
Interest and fees on loans	$173,127	$169,501	$154,676
Interest bearing deposits with banks	746	493	316
Federal funds sold and securities purchased under resale agreements	1	—	2
Investment securities	17,190	16,405	14,400
Trading account securities	11	25	13
Federal Home Loan Bank and Federal Reserve Bank stock	937	857	769
Brokerage customer receivables	219	206	181
Total interest income	192,231	187,487	170,357
Interest expense
Interest on deposits	12,781	12,617	11,814
Interest on Federal Home Loan Bank advances	2,886	2,684	2,156
Interest on other borrowings	1,058	1,007	788
Interest on subordinated notes	1,777	1,777	1,775
Interest on junior subordinated debentures	2,220	2,196	1,933
Total interest expense	20,722	20,281	18,466
Net interest income	171,509	167,206	151,891
Provision for credit losses	8,034	9,059	6,079
Net interest income after provision for credit losses	163,475	158,147	145,812
Non-interest income
Wealth management	18,320	18,634	18,100
Mortgage banking	21,735	23,317	27,800
Service charges on deposit accounts	7,406	7,210	6,297
Gains (losses) on available-for-sale securities, net	1,325	(79)	524
Fees from covered call options	1,712	3,629	4,360
Trading (losses) gains, net	(168)	205	(477)
Operating lease income, net	2,806	1,973	65
Other	15,616	10,201	7,872
Total non-interest income	68,752	65,090	64,541
Non-interest expense
Salaries and employee benefits	95,811	99,780	90,130
Equipment	8,767	8,799	7,779
Operating lease equipment depreciation	2,050	1,202	57
Occupancy, net	11,948	13,062	12,351
Data processing	6,519	7,284	5,448
Advertising and marketing	3,779	5,373	3,907
Professional fees	4,059	4,387	4,664
Amortization of other intangible assets	1,298	1,324	1,013
FDIC insurance	3,613	3,317	2,987
OREO expense, net	560	2,598	1,411
Other	15,326	19,703	17,571
Total non-interest expense	153,730	166,829	147,318
Income before taxes	78,497	56,408	63,035
Income tax expense	29,386	20,896	23,983
Net income	$49,111	$35,512	$39,052
Preferred stock dividends and discount accretion	3,628	3,629	1,581
Net income applicable to common shares	$45,483	$31,883	$37,471
Net income per common share - Basic	$0.94	$0.66	$0.79
Net income per common share - Diluted	$0.90	$0.64	$0.76
Cash dividends declared per common share	$0.12	$0.11	$0.11
Weighted average common shares outstanding	48,448	48,371	47,239
Dilutive potential common shares	3,820	4,005	4,233
Average common shares and dilutive common shares	52,268	52,376	51,472

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity ratio, tangible common book value per share and return on average tangible common equity. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability.

The following table presents a reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures for the last five quarters.

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars and shares in thousands)	2016	2015	2015	2015	2015
Calculation of Net Interest Margin and Efficiency Ratio
(A) Interest Income (GAAP)	$192,231	$187,487	$185,379	$175,241	$170,357
Taxable-equivalent adjustment:
- Loans	509	430	346	328	327
- Liquidity Management Assets	920	866	841	787	727
- Other Earning Assets	6	13	10	27	7
Interest Income - FTE	$193,666	$188,796	$186,576	$176,383	$171,418
(B) Interest Expense (GAAP)	20,722	20,281	19,839	18,349	18,466
Net interest income - FTE	$172,944	$168,515	$166,737	$158,034	$152,952
(C) Net Interest Income (GAAP) (A minus B)	$171,509	$167,206	$165,540	$156,892	$151,891
(D) Net interest margin (GAAP-derived)	3.29%	3.26%	3.31%	3.39%	3.40%
Net interest margin - FTE	3.32%	3.29%	3.33%	3.41%	3.42%
(E) Efficiency ratio (GAAP-derived)	64.34%	71.79%	69.38%	65.96%	68.23%
Efficiency ratio - FTE	63.96%	71.39%	69.02%	65.64%	67.90%
(F) Net Overhead Ratio (GAAP-derived)	1.49%	1.82%	1.74%	1.53%	1.69%
Calculation of Tangible Common Equity ratio (at period end)
Total shareholders’ equity	$2,418,442	$2,352,274	$2,335,736	$2,264,982	$2,131,074
(G) Less: Convertible preferred stock	(126,257)	(126,287)	(126,312)	(126,312)	(126,427)
Less: Non-convertible preferred stock	(125,000)	(125,000)	(125,000)	(125,000)	—
Less: Intangible assets	(508,005)	(495,970)	(497,699)	(439,570)	(439,055)
(H) Total tangible common shareholders’ equity	$1,659,180	$1,605,017	$1,586,725	$1,574,100	$1,565,592
Total assets	$23,488,168	$22,909,348	$22,035,216	$20,790,202	$20,371,566
Less: Intangible assets	(508,005)	(495,970)	(497,699)	(439,570)	(439,055)
(I) Total tangible assets	$22,980,163	$22,413,378	$21,537,517	$20,350,632	$19,932,511
Tangible common equity ratio (H/I)	7.2%	7.2%	7.4%	7.7%	7.9%
Tangible common equity ratio, assuming full conversion of convertible preferred stock ((H-G)/I)	7.8%	7.7%	8.0%	8.4%	8.5%
Calculation of book value per share
Total shareholders’ equity	$2,418,442	$2,352,274	$2,335,736	$2,264,982	$2,131,074
Less: Preferred stock	(251,257)	(251,287)	(251,312)	(251,312)	(126,427)
(J) Total common equity	$2,167,185	$2,100,987	$2,084,424	$2,013,670	$2,004,647
(K) Actual common shares outstanding	48,519	48,383	48,337	47,677	47,390
Book value per common share (J/K)	$44.67	$43.42	$43.12	$42.24	$42.30
Tangible common book value per share (H/K)	$34.20	$33.17	$32.83	$33.02	$33.04

Calculation of return on average common equity
(L) Net income applicable to common shares	45,483	31,883	34,276	42,251	37,471
Add: After-tax intangible asset amortization	812	834	833	597	615
(M) Tangible net income applicable to common shares	46,295	32,717	35,109	42,848	38,086
Total average shareholders' equity	2,389,770	2,347,545	2,310,511	2,156,128	2,114,356
Less: Average preferred stock	(251,262)	(251,293)	(251,312)	(134,586)	(126,445)
(N) Total average common shareholders' equity	2,138,508	2,096,252	2,059,199	2,021,542	1,987,911
Less: Average intangible assets	(495,594)	(497,199)	(490,583)	(439,455)	(436,456)
(O) Total average tangible common shareholders’ equity	1,642,914	1,599,053	1,568,616	1,582,087	1,551,455
Return on average common equity, annualized (L/N)	8.55%	6.03%	6.60%	8.38%	7.64%
Return on average tangible common equity, annualized (M/O)	11.33%	8.12%	8.88%	10.86%	9.96%

LOANS
Loan Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	March 31, 2016	December 31, 2015	March 31, 2015	From (1) December 31, 2015	From March 31, 2015
Balance:
Commercial	$4,890,246	$4,713,909	$4,211,932	15%	16%
Commercial real estate	5,737,959	5,529,289	4,710,486	15	22
Home equity	774,342	784,675	709,283	(5)	9
Residential real estate	626,043	607,451	495,925	12	26
Premium finance receivables - commercial	2,320,987	2,374,921	2,319,623	(9)	—
Premium finance receivables - life insurance	2,976,934	2,961,496	2,375,654	2	25
Consumer and other	119,902	146,376	130,156	(73)	(8)
Total loans, net of unearned income, excluding covered loans	$17,446,413	$17,118,117	$14,953,059	8%	17%
Covered loans	138,848	148,673	209,694	(27)	(34)
Total loans, net of unearned income	$17,585,261	$17,266,790	$15,162,753	7%	16%
Mix:
Commercial	28%	27%	28%
Commercial real estate	32	32	31
Home equity	4	5	5
Residential real estate	4	3	3
Premium finance receivables - commercial	13	14	15
Premium finance receivables - life insurance	17	17	16
Consumer and other	1	1	1
Total loans, net of unearned income, excluding covered loans	99%	99%	99%
Covered loans	1	1	1
Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

As of March 31, 2016		% of Total Balance	Nonaccrual	> 90 Days Past Due and Still Accruing	Allowance For Loan Losses Allocation

(Dollars in thousands)	Balance
Commercial:
Commercial, industrial and other	$3,404,555	32.0%	$12,370	$338	$26,932
Franchise	274,558	2.6	—	—	3,213
Mortgage warehouse lines of credit	193,735	1.8	—	—	1,411
Asset-based lending	747,901	7.0	3	—	5,963
Leases	249,418	2.3	—	—	248
PCI - commercial loans (1)	20,079	0.2	—	1,893	668
Total commercial	$4,890,246	45.9%	$12,373	$2,231	$38,435
Commercial Real Estate:
Construction	$391,322	3.7%	$273	$—	$4,236
Land	95,580	0.9	1,746	—	3,233
Office	888,494	8.4	7,729	1,260	5,824
Industrial	742,956	7.0	10,960	—	6,440
Retail	897,467	8.4	1,633	—	5,829
Multi-family	763,073	7.2	287	—	7,581
Mixed use and other	1,795,717	17.0	4,368	—	12,116
PCI - commercial real estate (1)	163,350	1.5	—	24,738	4
Total commercial real estate	$5,737,959	54.1%	$26,996	$25,998	$45,263
Total commercial and commercial real estate	$10,628,205	100.0%	$39,369	$28,229	$83,698

Commercial real estate - collateral location by state:
Illinois	$4,533,361	79.0%
Wisconsin	585,809	10.2
Total primary markets	$5,119,170	89.2%
Florida	52,649	0.9
California	59,877	1.0
Arizona	39,705	0.7
Indiana	131,762	2.3
Other (no individual state greater than 0.6%)	334,796	5.9
Total	$5,737,959	100.0%

(1)
Purchased credit impaired ("PCI") loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

DEPOSITS
Deposit Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	March 31, 2016	December 31, 2015	March 31, 2015	From (1) December 31, 2015	From March 31, 2015
Balance:
Non-interest bearing	$5,205,410	$4,836,420	$3,779,609	31%	38%
NOW and interest bearing demand deposits	2,369,474	2,390,217	2,262,928	(3)	5
Wealth management deposits (2)	1,761,710	1,643,653	1,528,963	29	15
Money market	4,157,083	4,041,300	3,791,762	12	10
Savings	1,766,552	1,723,367	1,563,752	10	13
Time certificates of deposit	3,956,842	4,004,677	4,011,755	(5)	(1)
Total deposits	$19,217,071	$18,639,634	$16,938,769	12%	13%
Mix:
Non-interest bearing	27%	26%	22%
NOW and interest bearing demand deposits	12	13	13
Wealth management deposits (2)	9	9	9
Money market	22	22	23
Savings	9	9	9
Time certificates of deposit	21	21	24
Total deposits	100%	100%	100%

(1)	Annualized

(2)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of the Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

Time Certificates of Deposit
Maturity/Re-pricing Analysis
As of March 31, 2016

(Dollars in thousands)	CDARs & Brokered Certificates of Deposit (1)	MaxSafe Certificates of Deposit (1)	Variable Rate Certificates of Deposit (2)	Other Fixed Rate Certificates of Deposit (1)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (3)
1-3 months	$39,008	$55,793	$149,291	$651,559	$895,651	0.51%
4-6 months	165,622	43,096	—	618,340	827,058	0.75%
7-9 months	—	40,380	—	555,172	595,552	0.78%
10-12 months	—	21,783	—	516,014	537,797	0.79%
13-18 months	43,836	10,977	—	565,103	619,916	0.95%
19-24 months	2,743	6,161	—	171,296	180,200	0.92%
24+ months	3,197	14,895	—	282,576	300,668	1.27%
Total	$254,406	$193,085	$149,291	$3,360,060	$3,956,842	0.78%

(1)	This category of certificates of deposit is shown by contractual maturity date.

(2)	This category includes variable rate certificates of deposit and savings certificates with the majority repricing on at least a monthly basis.

(3)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2016 compared to the fourth quarter of 2015 (sequential quarters) and first quarter of 2015 (linked quarters), respectively:

	Average Balance for three months ended,			Interest for three months ended,			Yield/Rate for three months ended,
(Dollars in thousands)	March 31, 2016	December 31, 2015	March 31, 2015	March 31, 2016	December 31, 2015	March 31, 2015	March 31, 2016	December 31, 2015	March 31, 2015
Liquidity management assets(1)(2)(7)	$3,300,138	$3,245,393	$2,868,906	$19,794	$18,621	$16,214	2.41%	2.28%	2.29%
Other earning assets(2)(3)(7)	28,731	29,792	27,717	236	244	201	3.31	3.26	2.94
Loans, net of unearned income(2)(4)(7)	17,508,593	16,889,922	15,031,917	171,625	168,060	151,316	3.94	3.95	4.08
Covered loans	141,351	154,846	214,211	2,011	1,871	3,687	5.72	4.79	6.98
Total earning assets(7)	$20,978,813	$20,319,953	$18,142,751	$193,666	$188,796	$171,418	3.71%	3.69%	3.83%
Allowance for loan and covered loan losses	(112,028)	(109,448)	(96,918)
Cash and due from banks	259,343	260,593	249,687
Other assets	1,776,785	1,754,014	1,519,086
Total assets	$22,902,913	$22,225,112	$19,814,606

Interest-bearing deposits	$13,717,333	$13,606,046	$12,863,507	$12,781	$12,617	$11,814	0.37%	0.37%	0.37%
Federal Home Loan Bank advances	825,104	441,669	347,456	2,886	2,684	2,156	1.41	2.41	2.52
Other borrowings	257,384	269,738	194,663	1,058	1,007	788	1.65	1.48	1.64
Subordinated notes	138,870	138,852	138,773	1,777	1,777	1,775	5.12	5.12	5.12
Junior subordinated debentures	257,687	268,566	249,493	2,220	2,196	1,933	3.41	3.20	3.10
Total interest-bearing liabilities	$15,196,378	$14,724,871	$13,793,892	$20,722	$20,281	$18,466	0.55%	0.55%	0.54%
Non-interest bearing deposits	4,939,746	4,776,977	3,584,452
Other liabilities	377,019	375,719	321,906
Equity	2,389,770	2,347,545	2,114,356
Total liabilities and shareholders’ equity	$22,902,913	$22,225,112	$19,814,606
Interest rate spread(5)(7)							3.16%	3.14%	3.29%
Net free funds/contribution(6)	$5,782,435	$5,595,082	$4,348,859				0.16%	0.15%	0.13%
Net interest income/ margin(7)				$172,944	$168,515	$152,952	3.32%	3.29%	3.42%

(1)	Liquidity management assets include available-for-sale and held-to-maturity securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)
Interest income on tax-advantaged loans, trading securities and available-for-sale securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015 were $1.4 million, $1.3 million and $1.1 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

Interest Rate Sensitivity
As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.
The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases of 100 and 200 basis points and a decrease of 100 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario at March 31, 2016, December 31, 2015 and March 31, 2015 is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
March 31, 2016	16.4%	8.9%	(8.7)%
December 31, 2015	16.1%	8.7%	(10.6)%
March 31, 2015	16.7%	8.4%	(9.3)%

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
March 31, 2016	7.5%	3.7%	(3.7)%
December 31, 2015	7.3%	3.9%	(4.4)%
March 31, 2015	6.8%	3.0%	(3.7)%
These results indicate that the Company has positioned its balance sheet to benefit from a rise in interest rates. This analysis also indicates that the Company would benefit to a greater magnitude should a rise in interest rates be significant (i.e., 200 basis points) and immediate (Static Shock Scenario).

NON-INTEREST INCOME
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,	Q1 2016 compared to Q4 2015		Q1 2016 compared to Q1 2015
(Dollars in thousands)	2016	2015	2015	$ Change	% Change	$ Change	% Change
Brokerage	$6,057	$6,850	$6,852	$(793)	(12)%	$(795)	(12)%
Trust and asset management	12,263	11,784	11,248	479	4	1,015	9
Total wealth management	18,320	18,634	18,100	(314)	(2)	220	1
Mortgage banking	21,735	23,317	27,800	(1,582)	(7)	(6,065)	(22)
Service charges on deposit accounts	7,406	7,210	6,297	196	3	1,109	18
Gains (losses) on available-for-sale securities, net	1,325	(79)	524	1,404	NM	801	NM
Fees from covered call options	1,712	3,629	4,360	(1,917)	(53)	(2,648)	(61)
Trading (losses) gains, net	(168)	205	(477)	(373)	NM	309	NM
Operating lease income, net	2,806	1,973	65	833	42	2,741	NM
Other:
Interest rate swap fees	4,438	2,343	2,191	2,095	89	2,247	NM
BOLI	472	1,463	766	(991)	(68)	(294)	(38)
Administrative services	1,069	1,101	1,026	(32)	(3)	43	4
Gain on extinguishment of debt	4,305	—	—	4,305	NM	4,305	NM
Miscellaneous	5,332	5,294	3,889	38	1	1,443	37
Total Other	15,616	10,201	7,872	5,415	53	7,744	98
Total Non-Interest Income	$68,752	$65,090	$64,541	$3,662	6%	$4,211	7%
NM - Not Meaningful

Notable contributions to the change in non-interest income are as follows:

The decrease in wealth management revenue during the current period as compared to the fourth quarter of 2015 is primarily attributable to volatile market conditions and lower customer activity in the current quarter. The increase during the current period as compared to the first quarter of 2015 is primarily attributable to growth in assets under management due to new customers. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors and the brokerage commissions, managed money fees and insurance product commissions at Wayne Hummer Investments.

The decrease in mortgage banking revenue in the current quarter as compared to the prior quarters resulted primarily from lower origination volumes in the current quarter. Mortgage loans originated or purchased for sale were $736.6 million in the current quarter as compared to $808.9 million in the fourth quarter of 2015 and $941.7 million in the first quarter of 2015. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

The increase in service charges on deposit accounts in the current quarter is mostly a result of higher account analysis fees on deposit accounts which have increased as a result of the Company's commercial banking initiative as well as additional service charges on deposit accounts from acquired institutions.

The increase in net gains on available-for-sale securities in the current quarter primarily relate to the sale of mortgage-backed securities that were held in the Company's available-for-sale securities portfolio.

The Company has typically written call options with terms of less than three months against certain U.S. Treasury and agency securities held in its portfolio for liquidity and other purposes. Management has effectively entered into these transactions with the goal of economically hedging security positions and enhancing its overall return on its investment portfolio by using fees generated from these options to compensate for net interest margin compression. These option transactions are designed to mitigate overall interest rate risk and do not qualify as hedges pursuant to accounting guidance. Fees from covered call options decreased in the current quarter compared to the fourth and first quarters of 2015 primarily as a result of selling call options against a smaller value of underlying securities resulting in lower premiums received by the Company. There were no outstanding call option contracts at March 31, 2016, December 31, 2015 and March 31, 2015.

The increase in operating lease income in the current quarter compared to the prior period quarters is primarily related to growth in business from the Company's leasing divisions.

The increase in other non-interest income in the current quarter as compared to the prior quarters is primarily due to the gain on the extinguishment of junior subordinated debentures, higher swap fee revenues resulting from interest rate hedging transactions related to both customer-based trades and the related matched trades with inter-bank dealer counterparties and higher foreign currency re-measurement gains, partially offset by net losses on partnership investments and lower income on bank-owned life insurance.

NON-INTEREST EXPENSE
The following table presents non-interest expense by category for the periods present:

	Three Months Ended
	March 31,	December 31,	March 31,	Q1 2016 compared to Q4 2015		Q1 2016 compared to Q1 2015
(Dollars in thousands)	2016	2015	2015	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$50,282	$50,982	$46,848	$(700)	(1)%	$3,434	7%
Commissions and incentive compensation	26,375	31,222	25,494	(4,847)	(16)	881	3
Benefits	19,154	17,576	17,788	1,578	9	1,366	8
Total salaries and employee benefits	95,811	99,780	90,130	(3,969)	(4)	5,681	6
Equipment	8,767	8,799	7,779	(32)	—	988	13
Operating lease equipment depreciation	2,050	1,202	57	848	71	1,993	NM
Occupancy, net	11,948	13,062	12,351	(1,114)	(9)	(403)	(3)
Data processing	6,519	7,284	5,448	(765)	(11)	1,071	20
Advertising and marketing	3,779	5,373	3,907	(1,594)	(30)	(128)	(3)
Professional fees	4,059	4,387	4,664	(328)	(7)	(605)	(13)
Amortization of other intangible assets	1,298	1,324	1,013	(26)	(2)	285	28
FDIC insurance	3,613	3,317	2,987	296	9	626	21
OREO expense, net	560	2,598	1,411	(2,038)	(78)	(851)	(60)
Other:
Commissions - 3rd party brokers	1,310	1,321	1,386	(11)	(1)	(76)	(5)
Postage	1,302	1,892	1,633	(590)	(31)	(331)	(20)
Miscellaneous	12,714	16,490	14,552	(3,776)	(23)	(1,838)	(13)
Total other	15,326	19,703	17,571	(4,377)	(22)	(2,245)	(13)
Total Non-Interest Expense	$153,730	$166,829	$147,318	$(13,099)	(8)%	$6,412	4%

Notable contributions to the change in non-interest expense are as follows:

Salaries and employee benefits expense decreased in the current quarter compared to the fourth quarter of 2015 primarily as a result of lower commissions and incentive compensation on variable pay based arrangements and lower acquisition-related expenses and severance charges, partially offset by an increase in employee benefits (primarily a $3.7 million increase related to payroll taxes). Salaries and employee benefits expense increased in the current quarter compared to the first quarter of 2015 primarily as a result of the addition of employees from acquisitions, increased staffing as the Company grows and an increase in employee benefits (primarily health plan and payroll taxes related).

Operating lease equipment depreciation increased in the current quarter compared to the prior periods as a result of growth in business from the Company's leasing divisions.

The decrease in occupancy expenses in the current quarter compared to the fourth quarter of 2015 is primarily as result of acquisition-related charges incurred in the fourth quarter of 2015 to exit certain banking locations. There were no acquisition-related charges incurred in the current quarter. The decrease in occupancy expenses in the current quarter compared to the first quarter of 2015 is primarily related to higher rental income for leased premises in the current quarter. Occupancy expense includes depreciation on premises, real estate taxes, utilities and maintenance of premises, as well as net rent expense for leased premises.

Excluding the effect of acquisition-related charges, the amount of data processing expenses incurred increased in the current quarter compared to the prior quarters due to the overall growth of loan and deposit accounts.

The decrease in advertising and marketing expenses during the current quarter compared to the fourth quarter of 2015 is primarily related to lower expenses for mass market media promotions and printing costs. Marketing costs are incurred to promote the Company's brand, commercial banking capabilities, the Company's various products, to attract loans and deposits and to announce new branch openings as well as the expansion of the Company's non-bank businesses. The level of marketing expenditures depends on the type of marketing programs utilized which are determined based on the market area, targeted audience, competition and various other factors.

The decrease in OREO expense in the current quarter compared to the prior quarters is primarily the result of higher gains recorded on OREO sales, fewer negative valuation adjustments of OREO properties and lower expenses to maintain OREO properties. OREO costs include all costs related to obtaining, maintaining and selling other real estate owned properties and are shown net of any gains from the sale of such properties.

The decrease in miscellaneous expenses in the current quarter as compared to the fourth quarter of 2015 is primarily a result of lower travel and entertainment expenses, loan expenses, supplies and donations. The decrease in miscellaneous expenses in the current quarter as compared to the first quarter of 2015 is primarily a result of lower loan expenses, covered asset expenses and operating losses. Miscellaneous expense includes ATM expenses, correspondent bank charges, directors' fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses, operating losses and lending origination costs that are not deferred.

ASSET QUALITY
Allowance for Credit Losses, excluding covered loans

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2016	2015	2015
Allowance for loan losses at beginning of period	$105,400	$102,996	$91,705
Provision for credit losses	8,423	9,196	6,185
Other adjustments	(78)	(243)	(248)
Reclassification (to) from allowance for unfunded lending-related commitments	(81)	13	(113)
Charge-offs:
Commercial	671	1,369	677
Commercial real estate	671	2,734	1,005
Home equity	1,052	680	584
Residential real estate	493	211	631
Premium finance receivables - commercial	2,480	2,676	1,263
Premium finance receivables - life insurance	—	—	—
Consumer and other	107	179	111
Total charge-offs	5,474	7,849	4,271
Recoveries:
Commercial	629	315	370
Commercial real estate	369	491	312
Home equity	48	183	48
Residential real estate	112	55	76
Premium finance receivables - commercial	787	223	329
Premium finance receivables - life insurance	—	—	—
Consumer and other	36	20	53
Total recoveries	1,981	1,287	1,188
Net charge-offs	(3,493)	(6,562)	(3,083)
Allowance for loan losses at period end	$110,171	$105,400	$94,446
Allowance for unfunded lending-related commitments at period end	1,030	949	888
Allowance for credit losses at period end	$111,201	$106,349	$95,334
Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.00%	0.09%	0.03%
Commercial real estate	0.02	0.16	0.06
Home equity	0.52	0.25	0.30
Residential real estate	0.17	0.07	0.28
Premium finance receivables - commercial	0.29	0.41	0.16
Premium finance receivables - life insurance	—	—	—
Consumer and other	0.20	0.37	0.13
Total loans, net of unearned income, excluding covered loans	0.08%	0.15%	0.08%
Net charge-offs as a percentage of the provision for credit losses	41.47%	71.35%	49.87%
Loans at period-end, excluding covered loans	$17,446,413	$17,118,117	$14,953,059
Allowance for loan losses as a percentage of loans at period end	0.63%	0.62%	0.63%
Allowance for credit losses as a percentage of loans at period end	0.64%	0.62%	0.64%

The allowance for credit losses, excluding the allowance for covered loan losses, is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments (separate liability account) relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The provision for credit losses, excluding the provision for covered loan losses, may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).

Net charge-offs as a percentage of loans, excluding covered loans, for the first quarter of 2016 totaled 8 basis points on an annualized basis compared to 15 basis points on an annualized basis in the fourth quarter of 2015 and 8 basis points on an annualized basis in the first quarter of 2015. Net charge-offs totaled $3.5 million in the first quarter of 2016, a $3.1 million decrease from $6.6 million in the fourth quarter of 2015 and a $410,000 increase from $3.1 million in the first quarter of 2015.

The provision for credit losses, excluding the provision for covered loan losses, totaled $8.4 million for the first quarter of 2016 compared to $9.2 million for the fourth quarter of 2015 and $6.2 million for the first quarter of 2015 primarily due to increased reserves on additional non-performing loans during the period.
Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
The Company also provides a provision for covered loan losses on covered loans and maintains an allowance for covered loan losses on covered loans. Please see “Covered Assets” later in this document for more detail.
The following table presents the provision for credit losses and allowance for credit losses by component for the periods presented:

	Three months ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2016	2015	2015
Provision for loan losses	$8,342	$9,209	$6,072
Provision for unfunded lending-related commitments	81	(13)	113
Provision for covered loan losses	(389)	(137)	(106)
Provision for credit losses	$8,034	$9,059	$6,079

	Period End
	March 31,	December 31,	March 31,
	2016	2015	2015
Allowance for loan losses	$110,171	$105,400	$94,446
Allowance for unfunded lending-related commitments	1,030	949	888
Allowance for covered loan losses	2,507	3,026	1,878
Allowance for credit losses	$113,708	$109,375	$97,212

The tables below summarize the calculation of allowance for loan losses for the Company’s core loan portfolio and consumer, niche and purchased loan portfolio as of March 31, 2016 and December 31, 2015.

	As of March 31, 2016
	Recorded	Calculated	As a percentage of its own respective
(Dollars in thousands)	Investment	Allowance	category’s balance
Commercial:(1)
Commercial and industrial	$2,918,955	$24,926	0.85%
Asset-based lending	743,033	5,963	0.80
Tax exempt	294,741	1,993	0.68
Leases	249,114	248	0.10
Commercial real estate:(1)
Residential construction	69,161	876	1.27
Commercial construction	317,969	3,360	1.06
Land	89,353	3,233	3.62
Office	823,774	5,824	0.71
Industrial	691,811	6,436	0.93
Retail	823,925	5,829	0.71
Multi-family	713,724	7,573	1.06
Mixed use and other	1,645,810	12,116	0.74
Home equity(1)	680,077	12,899	1.90
Residential real estate(1)	567,541	5,097	0.90
Total core loan portfolio	$10,628,988	$96,373	0.91%
Commercial:
Franchise	$274,558	$3,213	1.17%
Mortgage warehouse lines of credit	193,735	1,411	0.73
Community Advantage - homeowner associations	130,044	3	0.00
Aircraft	5,088	9	0.18
Purchased non-covered commercial loans (2)	80,978	669	0.83
Commercial real estate:
Purchased non-covered commercial real estate (2)	562,432	16	0.00
Purchased non-covered home equity (2)	94,265	16	0.02
Purchased non-covered residential real estate (2)	58,502	67	0.11
Premium finance receivables
U.S. commercial insurance loans	2,041,307	5,570	0.27
Canada commercial insurance loans (2)	279,680	598	0.21
Life insurance loans (1)	2,680,796	1,037	0.04
Purchased life insurance loans (2)	296,138	—	—
Consumer and other (1)	115,324	1,188	1.03
Purchased non-covered consumer and other (2)	4,578	1	0.02
Total consumer, niche and purchased loan portfolio	$6,817,425	$13,798	0.20%
Total loans, net of unearned income, excluding covered loans	$17,446,413	$110,171	0.63%
Non-accretable credit discounts on purchased loans reported in accordance with ASC 310-30, excluding covered loans		$26,405
Total allowance for loan losses and non-accretable credit discounts on purchased loans, excluding covered loans		$136,576	0.78%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

	As of December 31, 2015
	Recorded	Calculated	As a percentage of its own respective
(Dollars in thousands)	Investment	Allowance	category’s balance
Commercial:(1)
Commercial and industrial	$2,796,584	$23,475	0.84%
Asset-based lending	740,234	5,859	0.79
Tax exempt	265,264	1,759	0.66
Leases	225,805	232	0.10
Commercial real estate:(1)
Residential construction	69,407	895	1.29
Commercial construction	286,777	3,018	1.05
Land	72,114	2,467	3.42
Office	802,274	5,890	0.73
Industrial	679,538	6,373	0.94
Retail	794,442	5,597	0.70
Multi-family	685,217	7,348	1.07
Mixed use and other	1,581,024	11,809	0.75
Home equity(1)	688,160	11,993	1.74
Residential real estate(1)	559,532	4,726	0.84
Total core loan portfolio	$10,246,372	$91,441	0.89%
Commercial:
Franchise	$245,228	$3,086	1.26%
Mortgage warehouse lines of credit	222,806	1,628	0.73
Community Advantage - homeowner associations	130,986	3	—
Aircraft	5,327	7	0.13
Purchased non-covered commercial loans (2)	81,675	86	0.11
Commercial real estate:
Purchased non-covered commercial real estate (2)	558,496	361	0.06
Purchased non-covered home equity (2)	96,515	19	0.02
Purchased non-covered residential real estate (2)	47,919	8	0.02
Premium finance receivables
U.S. commercial insurance loans	2,096,604	5,449	0.26
Canada commercial insurance loans (2)	278,317	567	0.20
Life insurance loans (1)	2,593,204	1,217	0.05
Purchased life insurance loans (2)	368,292	—	—
Consumer and other (1)	141,743	1,527	1.08
Purchased non-covered consumer and other (2)	4,633	1	0.02
Total consumer, niche and purchased loan portfolio	$6,871,745	$13,959	0.20%
Total loans, net of unearned income, excluding covered loans	$17,118,117	$105,400	0.62%
Non-accretable credit discounts on purchased loans reported in accordance with ASC 310-30, excluding covered loans		$29,502
Total allowance for loan losses and non-accretable credit discounts on purchased loans, excluding covered loans		$134,902	0.79%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

As part of the regular quarterly review performed by management to determine if the Company’s allowance for loan losses is appropriate, an analysis is prepared on the loan portfolio based upon a breakout of core loans and consumer, niche and purchased loans. A summary of the allowance for loan losses calculated for the loan components in both the core loan portfolio and the consumer, niche and purchased loan portfolio was shown on the previous pages as of March 31, 2016 and December 31, 2015.

The increase in the allowance for loan losses to core loans in the first quarter of 2016 compared to the fourth quarter of 2015 was attributable to a larger population of core loans requiring ASC 310 reserves (specific reserves). Loans requiring ASC 310 reserves typically have higher reserve factors as compared to core loans requiring ASC 450 reserves (general reserves). ASC 310 reserves are maintained on impaired loans.

Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date. In accordance with accounting guidance, credit deterioration on purchased loans is recorded as a credit discount at the time of purchase instead of as an increase to the allowance for loan losses. For analysis purposes, the Company has combined the non-accretable credit discounts recorded on purchased loans with the total allowance for loan losses in the previous tables to present the total credit reserves available on its loan portfolio. The total allowance for loan losses and non-accretable credit discounts on purchased loans was 0.78% of the total loan portfolio as of March 31, 2016 as compared to 0.79% as of December 31, 2015. The Company expects the total allowance for loan losses and non-accretable credit discounts on purchased loans to total loans ratio to increase in periods that have acquisitions and decrease in periods without acquisitions, based on the performance of the purchased loan portfolios.

The table below shows the aging of the Company’s loan portfolio at March 31, 2016:

		90+ days	60-89	30-59
As of March 31, 2016		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial, industrial and other	$12,370	$338	$3,228	$25,608	$3,363,011	$3,404,555
Franchise	—	—	—	1,400	273,158	274,558
Mortgage warehouse lines of credit	—	—	—	1,491	192,244	193,735
Asset-based lending	3	—	117	10,597	737,184	747,901
Leases	—	—	—	5,177	244,241	249,418
PCI - commercial (1)	—	1,893	—	128	18,058	20,079
Total commercial	12,373	2,231	3,345	44,401	4,827,896	4,890,246
Commercial real estate
Construction	273	—	—	2,023	389,026	391,322
Land	1,746	—	—	—	93,834	95,580
Office	7,729	1,260	980	12,571	865,954	888,494
Industrial	10,960	—	—	3,935	728,061	742,956
Retail	1,633	—	2,397	2,657	890,780	897,467
Multi-family	287	—	655	2,047	760,084	763,073
Mixed use and other	4,368	—	187	12,312	1,778,850	1,795,717
PCI - commercial real estate (1)	—	24,738	1,573	10,344	126,695	163,350
Total commercial real estate	26,996	25,998	5,792	45,889	5,633,284	5,737,959
Home equity	9,365	—	791	4,474	759,712	774,342
Residential real estate, including PCI	11,964	406	193	10,108	603,372	626,043
Premium finance receivables
Commercial insurance loans	15,350	9,548	5,583	15,086	2,275,420	2,320,987
Life insurance loans	—	1,641	3,432	198	2,675,525	2,680,796
PCI - life insurance loans (1)	—	—	—	—	296,138	296,138
Consumer and other, including PCI	484	245	118	364	118,691	119,902
Total loans, net of unearned income, excluding covered loans	$76,532	$40,069	$19,254	$120,520	$17,190,038	$17,446,413
Covered loans	5,324	7,995	349	6,491	118,689	138,848
Total loans, net of unearned income	$81,856	$48,064	$19,603	$127,011	$17,308,727	$17,585,261

As of March 31, 2016 Aging as a % of Loan Balance	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial, industrial and other	0.4%	—%	0.1%	0.8%	98.7%	100.0%
Franchise	—	—	—	0.5	99.5	100.0
Mortgage warehouse lines of credit	—	—	—	0.8	99.2	100.0
Asset-based lending	—	—	—	1.4	98.6	100.0
Leases	—	—	—	2.1	97.9	100.0
PCI - commercial(1)	—	9.4	—	0.6	90.0	100.0
Total commercial	0.3	—	0.1	0.9	98.7	100.0
Commercial real estate
Construction	0.1	—	—	0.5	99.4	100.0
Land	1.8	—	—	—	98.2	100.0
Office	0.9	0.1	0.1	1.4	97.5	100.0
Industrial	1.5	—	—	0.5	98.0	100.0
Retail	0.2	—	0.3	0.3	99.2	100.0
Multi-family	—	—	0.1	0.3	99.6	100.0
Mixed use and other	0.2	—	—	0.7	99.1	100.0
PCI - commercial real estate (1)	—	15.1	1.0	6.3	77.6	100.0
Total commercial real estate	0.5	0.5	0.1	0.8	98.1	100.0
Home equity	1.2	—	0.1	0.6	98.1	100.0
Residential real estate, including PCI	1.9	0.1	—	1.6	96.4	100.0
Premium finance receivables
Commercial insurance loans	0.7	0.5	0.2	0.6	98.0	100.0
Life insurance loans	—	0.1	0.1	—	99.8	100.0
PCI - life insurance loans (1)	—	—	—	—	100.0	100.0
Consumer and other, including PCI	0.4	0.2	0.1	0.3	99.0	100.0
Total loans, net of unearned income, excluding covered loans	0.4%	0.2%	0.1%	0.7%	98.6%	100.0%
Covered loans	3.8	5.8	0.3	4.7	85.4	100.0
Total loans, net of unearned income	0.5%	0.3%	0.1%	0.7%	98.4%	100.0%

(1)	PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

As of March 31, 2016, $19.3 million of all loans, excluding covered loans, or 0.1%, were 60 to 89 days past due and $120.5 million, or 0.7%, were 30 to 59 days (or one payment) past due. As of December 31, 2015, $42.1 million of all loans, excluding covered loans, or 0.2%, were 60 to 89 days past due and $104.1 million, or 0.6%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.
The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at March 31, 2016 that are current with regard to the contractual terms of the loan agreement represent 98.1% of the total home equity portfolio. Residential real estate loans at March 31, 2016 that are current with regards to the contractual terms of the loan agreements comprise 96.4% of total residential real estate loans outstanding.

The table below shows the aging of the Company’s loan portfolio at December 31, 2015:

		90+ days	60-89	30-59
As of December 31, 2015		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial
Commercial, industrial and other	$12,704	$6	$6,749	$12,930	$3,226,139	$3,258,528
Franchise	—	—	—	—	245,228	245,228
Mortgage warehouse lines of credit	—	—	—	—	222,806	222,806
Asset-based lending	8	—	3,864	1,844	736,968	742,684
Leases	—	535	748	4,192	220,599	226,074
PCI - commercial(1)	—	892	—	2,510	15,187	18,589
Total commercial	12,712	1,433	11,361	21,476	4,666,927	4,713,909
Commercial real estate
Construction	306	—	1,371	1,645	355,338	358,660
Land	1,751	—	—	120	76,546	78,417
Office	4,619	—	764	3,817	853,801	863,001
Industrial	9,564	—	1,868	1,009	715,207	727,648
Retail	1,760	—	442	2,310	863,887	868,399
Multi-family	1,954	—	597	6,568	733,230	742,349
Mixed use and other	6,691	—	6,723	7,215	1,712,187	1,732,816
PCI - commercial real estate (1)	—	22,111	4,662	16,559	114,667	157,999
Total commercial real estate	26,645	22,111	16,427	39,243	5,424,863	5,529,289
Home equity	6,848	—	1,889	5,517	770,421	784,675
Residential real estate, including PCI	12,043	488	2,166	3,903	588,851	607,451
Premium finance receivables
Commercial insurance loans	14,561	10,294	6,624	21,656	2,321,786	2,374,921
Life insurance loans	—	—	3,432	11,140	2,578,632	2,593,204
PCI - life insurance loans (1)	—	—	—	—	368,292	368,292
Consumer and other, including PCI	263	211	204	1,187	144,511	146,376
Total loans, net of unearned income, excluding covered loans	$73,072	$34,537	$42,103	$104,122	$16,864,283	$17,118,117
Covered loans	5,878	7,335	703	5,774	128,983	148,673
Total loans, net of unearned income	$78,950	$41,872	$42,806	$109,896	$16,993,266	$17,266,790

(1)	PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

As of December 31, 2015 Aging as a % of Loan Balance:	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial, industrial and other	0.4%	—%	0.2%	0.4%	99.0%	100.0%
Franchise	—	—	—	—	100.0	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Asset-based lending	—	—	0.5	0.3	99.2	100.0
Leases	—	0.2	0.3	1.9	97.6	100.0
PCI - commercial(1)	—	4.8	—	13.5	81.7	100.0
Total commercial	0.3	—	0.2	0.5	99.0	100.0
Commercial real estate
Construction	0.1	—	0.4	0.5	99.0	100.0
Land	2.2	—	—	0.2	97.6	100.0
Office	0.5	—	0.1	0.4	99.0	100.0
Industrial	1.3	—	0.3	0.1	98.3	100.0
Retail	0.2	—	0.1	0.3	99.4	100.0
Multi-family	0.3	—	0.1	0.9	98.7	100.0
Mixed use and other	0.4	—	0.4	0.4	98.8	100.0
PCI - commercial real estate (1)	—	14.0	3.0	10.5	72.5	100.0
Total commercial real estate	0.5	0.4	0.3	0.7	98.1	100.0
Home equity	0.9	—	0.2	0.7	98.2	100.0
Residential real estate, including PCI	2.0	0.1	0.4	0.6	96.9	100.0
Premium finance receivables
Commercial insurance loans	0.6	0.4	0.3	0.9	97.8	100.0
Life insurance loans	—	—	0.1	0.4	99.5	100.0
PCI - life insurance loans (1)	—	—	—	—	100.0	100.0
Consumer and other, including PCI	0.2	0.1	0.1	0.8	98.8	100.0
Total loans, net of unearned income, excluding covered loans	0.4%	0.2%	0.2%	0.6%	98.6%	100.0%
Covered loans	4.0	4.9	0.5	3.9	86.7	100.0
Total loans, net of unearned income	0.5%	0.2%	0.2%	0.6%	98.5%	100.0%

Non-performing Assets, excluding covered assets
The following table sets forth Wintrust’s non-performing assets and troubled debt restructurings ("TDRs") performing under the contractual terms of the loan agreement, excluding covered assets and non-covered PCI loans, at the dates indicated.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2016	2015	2015
Loans past due greater than 90 days and still accruing(1):
Commercial	$338	$541	$—
Commercial real estate	1,260	—	—
Home equity	—	—	—
Residential real estate	—	—	—
Premium finance receivables - commercial	9,548	10,294	8,062
Premium finance receivables - life insurance	1,641	—	—
Consumer and other	180	150	91
Total loans past due greater than 90 days and still accruing	12,967	10,985	8,153
Non-accrual loans(2):
Commercial	12,373	12,712	5,586
Commercial real estate	26,996	26,645	29,982
Home equity	9,365	6,848	7,665
Residential real estate	11,964	12,043	14,248
Premium finance receivables - commercial	15,350	14,561	15,902
Premium finance receivables - life insurance	—	—	—
Consumer and other	484	263	236
Total non-accrual loans	76,532	73,072	73,619
Total non-performing loans:
Commercial	12,711	13,253	5,586
Commercial real estate	28,256	26,645	29,982
Home equity	9,365	6,848	7,665
Residential real estate	11,964	12,043	14,248
Premium finance receivables - commercial	24,898	24,855	23,964
Premium finance receivables - life insurance	1,641	—	—
Consumer and other	664	413	327
Total non-performing loans	$89,499	$84,057	$81,772
Other real estate owned	24,022	26,849	33,131
Other real estate owned - from acquisitions	16,980	17,096	9,126
Other repossessed assets	171	174	259
Total non-performing assets	$130,672	$128,176	$124,288
TDRs performing under the contractual terms of the loan agreement	$34,949	$42,744	$54,687
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.26%	0.28%	0.13%
Commercial real estate	0.49	0.48	0.64
Home equity	1.21	0.87	1.08
Residential real estate	1.91	1.98	2.87
Premium finance receivables - commercial	1.07	1.05	1.03
Premium finance receivables - life insurance	0.06	—	—
Consumer and other	0.55	0.28	0.25
Total loans, net of unearned income	0.51%	0.49%	0.55%
Total non-performing assets as a percentage of total assets	0.56%	0.56%	0.61%
Allowance for loan losses as a percentage of total non-performing loans	123.10%	125.39%	115.50%

(1)	As of the dates shown, no TDRs were past due greater than 90 days and still accruing interest.

(2)	Non-accrual loans included TDRs totaling $17.6 million, $9.1 million, and $12.5 million as of March 31, 2016, December 31, 2015, and March 31, 2015, respectively.

Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that are expected upon the ultimate resolution of these credits.

Nonperforming Loans Rollforward
The table below presents a summary of the changes in the balance of non-performing loans, excluding covered loans, for the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2016	2015	2015
Balance at beginning of period	$84,057	$85,976	$78,677
Additions, net	12,166	5,983	8,980
Return to performing status	(2,006)	(1,152)	(716)
Payments received	(3,308)	(6,387)	(4,369)
Transfer to OREO and other repossessed assets	(2,080)	(1,903)	(2,540)
Charge-offs	(533)	(1,882)	(1,801)
Net change for niche loans (1)	1,203	3,422	3,541
Balance at end of period	$89,499	$84,057	$81,772

(1)	This includes activity for premium finance receivables and indirect consumer loans.
TDRs
The table below presents a summary of TDRs as of the respective date, presented by loan category and accrual status:

	March 31,	December 31,	March 31,
(Dollars in thousands)	2016	2015	2015
Accruing TDRs:
Commercial	$5,143	$5,613	$6,273
Commercial real estate	25,548	32,777	45,417
Residential real estate and other	4,258	4,354	2,997
Total accrual	$34,949	$42,744	$54,687
Non-accrual TDRs: (1)
Commercial	$82	$134	$184
Commercial real estate	14,340	5,930	8,229
Residential real estate and other	3,184	3,045	4,118
Total non-accrual	$17,606	$9,109	$12,531
Total TDRs:
Commercial	$5,225	$5,747	$6,457
Commercial real estate	39,888	38,707	53,646
Residential real estate and other	7,442	7,399	7,115
Total TDRs	$52,555	$51,853	$67,218
Weighted-average contractual interest rate of TDRs	4.35%	4.13%	4.04%

(1)	Included in total non-performing loans.
At March 31, 2016, the Company had $52.6 million in loans modified in TDRs. The $52.6 million in TDRs represents 102 credits in which economic concessions were granted to certain borrowers to better align the terms of their loans with their current ability to pay. The balance increased slightly from $51.9 million representing 102 credits at December 31, 2015 and decreased from $67.2 million representing 125 credits at March 31, 2015.

The table below presents a summary of TDRs as of March 31, 2016 and March 31, 2015, and shows the changes in the balance during the periods presented:
Three Months Ended March 31, 2016

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$5,747	$38,707	$7,399	$51,853
Additions during the period	42	8,521	160	8,723
Reductions:
Charge-offs	(20)	(424)	—	(444)
Transferred to OREO and other repossessed assets	—	—	—	—
Removal of TDR loan status (1)	—	(4,417)	—	(4,417)
Payments received, net	(544)	(2,499)	(117)	(3,160)
Balance at period end	$5,225	$39,888	$7,442	$52,555
Three Months Ended March 31, 2015

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total
Balance at beginning of period	$7,576	$67,623	$7,076	$82,275
Additions during the period	—	—	294	294
Reductions:
Charge-offs	(397)	(1)	(33)	(431)
Transferred to OREO and other repossessed assets	(562)	(1,519)	—	(2,081)
Removal of TDR loan status (1)	(76)	(8,382)	—	(8,458)
Payments received, net	(84)	(4,075)	(222)	(4,381)
Balance at period end	$6,457	$53,646	$7,115	$67,218

(1)
Loan was previously classified as a troubled debt restructuring and subsequently performed in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) at a modified interest rate which represented a market rate at the time of restructuring. Per our TDR policy, the TDR classification is removed.

Each TDR was reviewed for impairment at March 31, 2016 and approximately $3.1 million of impairment was present and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses. For TDRs in which impairment is calculated by the present value of future cash flows, the Company records interest income representing the decrease in impairment resulting from the passage of time during the respective period, which differs from interest income from contractually required interest on these specific loans. For the three months ended March 31, 2016 and 2015, the Company recorded $90,000 and $193,000, respectively, in interest income representing this decrease in impairment.

Other Real Estate Owned
The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of March 31, 2016, December 31, 2015 and March 31, 2015, and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2016	2015	2015
Balance at beginning of period	$43,945	$51,880	$45,642
Disposals/resolved	(6,766)	(9,156)	(6,846)
Transfers in at fair value, less costs to sell	3,291	2,345	3,831
Transfers in from covered OREO subsequent to loss share expiration	—	69	—
Additions from acquisition	1,064	—	761
Fair value adjustments	(532)	(1,193)	(1,131)
Balance at end of period	$41,002	$43,945	$42,257

	Period End
	March 31,	December 31,	March 31,
Balance by Property Type	2016	2015	2015
Residential real estate	$11,006	$11,322	$7,250
Residential real estate development	2,320	2,914	2,687
Commercial real estate	27,676	29,709	32,320
Total	$41,002	$43,945	$42,257

Covered Assets
In conjunction with FDIC-assisted transactions, the Company entered into loss share agreements with the FDIC. These agreements cover realized losses on loans, foreclosed real estate and certain other assets and require the Company to record loss share assets and liabilities that are measured separately from the loan portfolios because they are not contractually embedded in the loans and are not transferable with the loans should the Company choose to dispose of them. Fair values at the acquisition dates were estimated based on projected cash flows available for loss-share based on the credit adjustments estimated for each loan pool and the loss share percentages. The loss share assets and liabilities are also separately measured from the related loans and foreclosed real estate and recorded on the Consolidated Statements of Condition. Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses will reduce any loss share assets. Reductions to expected losses, to the extent such reductions to expected losses are the result of an improvement to the actual or expected cash flows from the covered assets, will also reduce any loss share asset and, if necessary, increase any loss share liability when necessary reductions exceed the current value of the loss share asset. The increases in cash flows for the purchased loans are recognized as interest income prospectively. In accordance with clawback provisions included in loss share agreements with the FDIC, the Company may be required to reimburse the FDIC when actual losses are less than certain thresholds established for each loss share agreement. The balance of these estimated reimbursements in accordance with clawback provisions and any related amortization are adjusted periodically for changes in the expected losses on covered assets. Estimated reimbursements from clawback provisions are recorded as a reduction to the loss share asset or, if necessary, an increase to the loss share liability on the Consolidated Statements of Condition. The allowance for loan losses for loans acquired in FDIC-assisted transactions is determined without giving consideration to the amounts recoverable through loss share agreements (since the loss share agreements are separately accounted for and thus presented “gross” on the balance sheet). On the Consolidated Statements of Income, the provision for credit losses is reported net of changes in the amount recoverable under the loss share agreements.
The following table provides a comparative analysis for the period end balances of covered assets and any changes in the allowance for covered loan losses. The Company expects covered assets and the allowance for covered loan losses to continue to decrease in periods without FDIC-assisted acquisitions.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2016	2015	2015
Period End Balances:
Loans	$138,848	$148,673	$209,694
Other real estate owned	17,976	21,383	38,785
Other assets	296	411	757
FDIC Indemnification (liability) asset	(10,029)	(6,100)	10,224
Total net covered assets	$147,091	$164,367	$259,460
Allowance for Covered Loan Losses Rollforward:
Balance at beginning of quarter:	$3,026	$2,918	$2,131
Provision for covered loan losses before benefit attributable to FDIC loss share agreements	(1,946)	(2,011)	(529)
Benefit attributable to FDIC loss share agreements	1,557	1,874	423
Net provision for covered loan losses	(389)	(137)	(106)
Decrease in FDIC indemnification asset	(1,557)	(1,874)	(423)
Loans charged-off	(230)	(163)	(237)
Recoveries of loans charged-off	1,657	2,282	513
Net recoveries	1,427	2,119	276
Balance at end of quarter	$2,507	$3,026	$1,878

Changes in Accretable Yield
The excess of cash flows expected to be collected over the carrying value of loans accounted for under ASC 310-30 is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the pool of loans. The accretable yield is affected by:

•
Changes in interest rate indices for variable rate loans accounted for under ASC 310-30 – Expected future cash flows are based on the variable rates in effect at the time of the regular evaluations of cash flows expected to be collected;

•
Changes in prepayment assumptions – Prepayments affect the estimated life of loans accounted for under ASC 310-30 which may change the amount of interest income, and possibly principal, expected to be collected; and

•
Changes in the expected principal and interest payments over the estimated life – Updates to expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The following table provides activity for the accretable yield of loans accounted for under ASC 310-30.

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2016	2015
Accretable yield, beginning balance	$63,902	$79,102
Acquisitions	1,141	898
Accretable yield amortized to interest income	(5,457)	(6,105)
Accretable yield amortized to indemnification asset(1)	(2,171)	(3,576)
Reclassification from non-accretable difference(2)	4,193	1,103
(Decreases) increases in interest cash flows due to payments and changes in interest rates	(2,390)	(1,224)
Accretable yield, ending balance (3)	$59,218	$70,198
(1) Represents the portion of the current period accreted yield, resulting from lower expected losses, applied to reduce the loss share indemnification asset.
(2) Reclassification is the result of subsequent increases in expected principal cash flows.
(3) As of March 31, 2016, the Company estimates that the remaining accretable yield balance to be amortized to the indemnification asset for the bank acquisitions is $4.8 million. The remainder of the accretable yield related to bank acquisitions is expected to be amortized to interest income.

Accretion to interest income accounted for under ASC 310-30 totaled $5.5 million and $6.1 million in the first quarter of 2016 and 2015, respectively. These amounts include accretion from both covered and non-covered loans, and are included together within interest and fees on loans in the Consolidated Statements of Income.

Items Impacting Comparative Financial Results:
Acquisitions
On March 31, 2016, the Company completed its acquisition of Generations Bancorp. Inc. ("Generations"). Generations was the parent company of Foundations Bank ("Foundations"). Through this transaction, prior to purchase accounting adjustments, the Company acquired Foundations' banking location in Pewaukee, Wisconsin, approximately $123 million in assets and approximately $100 million in deposits.

On July 24, 2015, the Company completed its acquisition of Community Financial Shares, Inc ("CFIS"). CFIS was the parent company of Community Bank - Wheaton/Glen Ellyn ("CBWGE"). Through this transaction, the Company acquired CBWGE's four banking locations in Wheaton and Glen Ellyn, Illinois, approximately $351 million in assets and approximately $290 million in deposits.

On July 17, 2015, the Company completed its acquisition of Suburban Illinois Bancorp, Inc. ("Suburban"). Suburban was the parent company of Suburban Bank & Trust Company ("SBT"). Through this transaction, the Company acquired SBT's ten banking locations in Chicago and its suburbs, approximately $495 million in assets and approximately $417 million in deposits.

On July 1, 2015, the Company, through its wholly-owned subsidiary Wintrust Bank, completed its acquisition of North Bank. Through this transaction, Wintrust Bank acquired two banking locations, $118 million in assets and approximately $101 million in deposits.

On January 16, 2015, the Company completed its acquisition of Delavan Bancshares, Inc. ("Delavan"). Delavan was the parent company of Community Bank CBD. Through this transaction, Town Bank acquired four banking locations, approximately $224 million in assets and approximately $170 million in deposits.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, Wintrust Bank in Chicago, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, Schaumburg Bank & Trust Company, N.A., Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Aurora, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Crete, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Island Lake, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lynwood, Markham, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Oak Lawn, Orland Park, Palatine, Park Ridge, Plainfield, Prospect Heights, Ravinia, Riverside, Rogers Park, Roselle, Round Lake Beach, Shorewood, Skokie, South Holland, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale and in Albany, Burlington, Clinton, Darlington, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomenee Falls, Monroe, Pewaukee, Sharon, Wales, Walworth and Wind Lake, Wisconsin and Dyer, Indiana.
Additionally, the Company operates various non-bank business units:

•	First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country.

•	First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada

•
Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.

•
Wintrust Mortgage, a division of Barrington Bank & Trust Company, engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.

•	Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.

•	Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.

•	The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.

•	Wintrust Asset Finance which offers direct leasing opportunities.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2015 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•
difficult economic conditions have adversely affected our company and the financial services industry in general and further deterioration in economic conditions may materially adversely affect our business, financial condition, results of operations and cash flows;

•	since our business is concentrated in the Chicago metropolitan and southern Wisconsin market areas, further declines in the economy of this region could adversely affect our business;

•	if our allowance for loan losses is not sufficient to absorb losses that may occur in our loan portfolio, our financial condition and liquidity could suffer;

•	a significant portion of our loan portfolio is comprised of commercial loans, the repayment of which is largely dependent upon the financial success and economic viability of the borrower;

•
a substantial portion of our loan portfolio is secured by real estate, in particular commercial real estate. Deterioration in the real estate markets could lead to additional losses, which could have a material adverse effect on our financial condition and results of operations;

•	any inaccurate assumptions in our analytical and forecasting models could cause us to miscalculate our projected revenue or losses, which could adversely affect our financial condition;

•	unanticipated changes in prevailing interest rates and the effects of changing regulation could adversely affect our net interest income, which is our largest source of income;

•	our liquidity position may be negatively impacted if economic conditions continue to suffer;

•	the financial services industry is very competitive, and if we are not able to compete effectively, we may lose market share and our business could suffer;

•
if we are unable to compete effectively, we will lose market share and income from deposits, loans and other products may be reduced. This could adversely affect our profitability and have a material adverse effect on our business, financial condition and results of operations;

•	if we are unable to continue to identify favorable acquisitions or successfully integrate our acquisitions, our growth may be limited and our results of operations could suffer;

•	our participation in FDIC-assisted acquisitions may present additional risks to our financial condition and results of operations;

•	an actual or perceived reduction in our financial strength may cause others to reduce or cease doing business with us, which could result in a decrease in our net interest income and fee revenues;

•	if our growth requires us to raise additional capital, that capital may not be available when it is needed or the cost of that capital may be very high;

•	disruption in the financial markets could result in lower fair values for our investment securities portfolio;

•	our controls and procedures may fail or be circumvented;

•	new lines of business and new products and services are essential to our ability to compete but may subject us to additional risks;

•	failures of our information technology systems may adversely affect our operations;

•	failures by or of our vendors may adversely affect our operations;

•	we issue debit cards, and debit card transactions pose a particular cybersecurity risk that is outside of our control;

•	we depend on the accuracy and completeness of information we receive about our customers and counterparties to make credit decisions;

•
if we are unable to attract and retain experienced and qualified personnel, our ability to provide high quality service will be diminished, we may lose key customer relationships, and our results of operations may suffer;

•	we are subject to environmental liability risk associated with lending activities;

•	we are subject to claims and legal actions which could negatively affect our results of operations or financial condition;

•
losses incurred in connection with actual or projected repurchases and indemnification payments related to mortgages that we have sold into the secondary market may exceed our financial statement reserves and we may be required to increase such reserves in the future. Increases to our reserves and losses incurred in connection with actual loan repurchases and indemnification payments could have a material adverse effect on our business, financial condition, results of operations or cash flows;

•	consumers may decide not to use banks to complete their financial transactions, which could adversely affect our business and results of operations;

•	we may be adversely impacted by the soundness of other financial institutions;

•	de novo operations often involve significant expenses and delayed returns and may negatively impact Wintrust's profitability;

•	we are subject to examinations and challenges by tax authorities, and changes in federal and state tax laws and changes in interpretation of existing laws can impact our financial results;

•	changes in accounting policies or accounting standards could materially adversely affect how we report our financial results and financial condition;

•	we are a bank holding company, and our sources of funds, including to pay dividends, are limited;

•	anti-takeover provisions could negatively impact our shareholders;

•	if we fail to meet our regulatory capital ratios, we may be forced to raise capital or sell assets;

•	if our credit rating is lowered, our financing costs could increase;

•	changes in the United States’ monetary policy may restrict our ability to conduct our business in a profitable manner;

•
legislative and regulatory actions taken now or in the future regarding the financial services industry may significantly increase our costs or limit our ability to conduct our business in a profitable manner;

•
financial reform legislation and increased regulatory rigor around mortgage-related issues may reduce our ability to market our products to consumers and may limit our ability to profitably operate our mortgage business;

•
federal, state and local consumer lending laws may restrict our ability to originate certain mortgage loans or increase our risk of liability with respect to such loans and could increase our cost of doing business;

•	regulatory initiatives regarding bank capital requirements may require heightened capital;

•	our FDIC insurance premiums may increase, which could negatively impact our results of operations;

•	non-compliance with the USA PATRIOT Act, Bank Secrecy Act or other laws and regulations could result in fines or sanctions;

•	our premium finance business may involve a higher risk of delinquency or collection than our other lending operations, and could expose us to losses;

•
widespread financial difficulties or credit downgrades among commercial and life insurance providers could lessen the value of the collateral securing our premium finance loans and impair the financial condition and liquidity of FIFC and FIFC Canada;

•	proposed regulatory changes could significantly reduce loan volume and impair the financial condition of FIFC; and

•	our wealth management business in general, and WHI's brokerage operation, in particular, exposes us to certain risks associated with the securities industry.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 1:00 p.m. (CT) Tuesday, April 19, 2016 regarding first quarter 2016 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #81087974. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the first quarter 2016 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor Relations, Investor News and Events, Press Releases link on its website.

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORATION - Supplemental Financial Information
Selected Financial Highlights - 5 Quarter Trends
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Selected Financial Condition Data (at end of period):
Total assets	$23,488,168	$22,909,348	$22,035,216	$20,790,202	$20,371,566
Total loans, excluding loans held-for-sale and covered loans	17,446,413	17,118,117	16,316,211	15,513,650	14,953,059
Total deposits	19,217,071	18,639,634	18,228,469	17,082,418	16,938,769
Junior subordinated debentures	253,566	268,566	268,566	249,493	249,493
Total shareholders’ equity	2,418,442	2,352,274	2,335,736	2,264,982	2,131,074
Selected Statements of Income Data:
Net interest income	171,509	167,206	165,540	156,892	151,891
Net revenue (1)	240,261	232,296	230,493	233,905	216,432
Net income	49,111	35,512	38,355	43,831	39,052
Net income per common share – Basic	$0.94	$0.66	$0.71	$0.89	$0.79
Net income per common share – Diluted	$0.90	$0.64	$0.69	$0.85	$0.76
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.32%	3.29%	3.33%	3.41%	3.42%
Non-interest income to average assets	1.21%	1.16%	1.19%	1.52%	1.32%
Non-interest expense to average assets	2.70%	2.98%	2.93%	3.06%	3.02%
Net overhead ratio (2) (3)	1.49%	1.82%	1.74%	1.53%	1.69%
Efficiency ratio - FTE (2) (4)	63.96%	71.39%	69.02%	65.64%	67.90%
Return on average assets	0.86%	0.63%	0.70%	0.87%	0.80%
Return on average common equity	8.55%	6.03%	6.60%	8.38%	7.64%
Return on average tangible common equity	11.33%	8.12%	8.88%	10.86%	9.96%
Average total assets	$22,902,913	$22,225,112	$21,679,062	$20,246,614	$19,814,606
Average total shareholders’ equity	2,389,770	2,347,545	2,310,511	2,156,128	2,114,356
Average loans to average deposits ratio (excluding covered loans)	93.8%	91.9%	91.9%	92.8%	91.4%
Average loans to average deposits ratio (including covered loans)	94.6	92.7	92.9	94.0	92.7
Common Share Data at end of period:
Market price per common share	$44.34	$48.52	$53.43	$53.38	$47.68
Book value per common share (2)	$44.67	$43.42	$43.12	$42.24	$42.30
Tangible common book value per share (2)	$34.20	$33.17	$32.83	$33.02	$33.04
Common shares outstanding	48,518,998	48,383,279	48,336,870	47,677,257	47,389,608
Other Data at end of period:(8)
Leverage Ratio(5)	8.7%	9.1%	9.2%	9.8%	9.2%
Tier 1 Capital to risk-weighted assets (5)	9.5%	10.0%	10.3%	10.7%	10.1%
Common equity Tier 1 capital to risk-weighted assets (5)	8.3%	8.4%	8.6%	9.0%	9.1%
Total capital to risk-weighted assets (5)	12.0%	12.2%	12.6%	13.1%	12.5%
Tangible common equity ratio (TCE) (2) (7)	7.2%	7.2%	7.4%	7.7%	7.9%
Tangible common equity ratio, assuming full conversion of convertible preferred stock (2) (7)	7.8%	7.7%	8.0%	8.4%	8.5%
Allowance for credit losses (6)	$111,201	$106,349	$103,922	$101,088	$95,334
Non-performing loans	89,499	84,057	85,976	76,554	81,772
Allowance for credit losses to total loans (6)	0.64%	0.62%	0.64%	0.65%	0.64%
Non-performing loans to total loans	0.51%	0.49%	0.53%	0.49%	0.55%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	153	152	160	147	146

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated. As of January 1, 2015 capital ratios are calculated under the requirements of Basel III.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excluding the allowance for covered loan losses.

(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets

(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition - 5 Quarter Trends

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2016	2015	2015	2015	2015
Assets
Cash and due from banks	$208,480	$271,454	$247,341	$248,094	$286,743
Federal funds sold and securities purchased under resale agreements	3,820	4,341	3,314	4,115	4,129
Interest bearing deposits with banks	817,013	607,782	701,106	591,721	697,799
Available-for-sale securities, at fair value	770,983	1,716,388	2,214,281	2,162,061	1,721,030
Held-to-maturity securities, at amortized cost	911,715	884,826	—	—	—
Trading account securities	2,116	448	3,312	1,597	7,811
Federal Home Loan Bank and Federal Reserve Bank stock	113,222	101,581	90,308	89,818	92,948
Brokerage customer receivables	28,266	27,631	28,293	29,753	25,287
Mortgage loans held-for-sale	314,554	388,038	347,005	497,283	446,355
Loans, net of unearned income, excluding covered loans	17,446,413	17,118,117	16,316,211	15,513,650	14,953,059
Covered loans	138,848	148,673	168,609	193,410	209,694
Total loans	17,585,261	17,266,790	16,484,820	15,707,060	15,162,753
Less: Allowance for loan losses	110,171	105,400	102,996	100,204	94,446
Less: Allowance for covered loan losses	2,507	3,026	2,918	2,215	1,878
Net loans	17,472,583	17,158,364	16,378,906	15,604,641	15,066,429
Premises and equipment, net	591,608	592,256	587,348	571,498	559,281
Lease investments, net	89,337	63,170	29,111	13,447	383
FDIC indemnification asset	—	—	—	3,429	10,224
Accrued interest receivable and other assets	647,853	597,099	629,211	533,175	526,029
Trade date securities receivable	1,008,613	—	277,981	—	488,063
Goodwill	484,280	471,761	472,166	421,646	420,197
Other intangible assets	23,725	24,209	25,533	17,924	18,858
Total assets	$23,488,168	$22,909,348	$22,035,216	$20,790,202	$20,371,566
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$5,205,410	$4,836,420	$4,705,994	$3,910,310	$3,779,609
Interest bearing	14,011,661	13,803,214	13,522,475	13,172,108	13,159,160
Total deposits	19,217,071	18,639,634	18,228,469	17,082,418	16,938,769
Federal Home Loan Bank advances	799,482	853,431	443,955	435,721	406,839
Other borrowings	253,126	265,785	259,805	261,674	186,716
Subordinated notes	138,888	138,861	138,834	138,808	138,782
Junior subordinated debentures	253,566	268,566	268,566	249,493	249,493
Trade date securities payable	—	538	617	—	2,929
Accrued interest payable and other liabilities	407,593	390,259	359,234	357,106	316,964
Total liabilities	21,069,726	20,557,074	19,699,480	18,525,220	18,240,492
Shareholders’ Equity:
Preferred stock	251,257	251,287	251,312	251,312	126,427
Common stock	48,608	48,469	48,422	47,763	47,475
Surplus	1,194,750	1,190,988	1,187,407	1,159,052	1,156,542
Treasury stock	(4,145)	(3,973)	(3,964)	(3,964)	(3,948)
Retained earnings	967,882	928,211	901,652	872,690	835,669
Accumulated other comprehensive loss	(39,910)	(62,708)	(49,093)	(61,871)	(31,091)
Total shareholders’ equity	2,418,442	2,352,274	2,335,736	2,264,982	2,131,074
Total liabilities and shareholders’ equity	$23,488,168	$22,909,348	$22,035,216	$20,790,202	$20,371,566

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2016	2015	2015	2015	2015
Interest income
Interest and fees on loans	$173,127	$169,501	$167,831	$159,823	$154,676
Interest bearing deposits with banks	746	493	372	305	316
Federal funds sold and securities purchased under resale agreements	1	—	1	1	2
Investment securities	17,190	16,405	16,130	14,071	14,400
Trading account securities	11	25	19	51	13
Federal Home Loan Bank and Federal Reserve Bank stock	937	857	821	785	769
Brokerage customer receivables	219	206	205	205	181
Total interest income	192,231	187,487	185,379	175,241	170,357
Interest expense
Interest on deposits	12,781	12,617	12,436	11,996	11,814
Interest on Federal Home Loan Bank advances	2,886	2,684	2,458	1,812	2,156
Interest on other borrowings	1,058	1,007	1,045	787	788
Interest on subordinated notes	1,777	1,777	1,776	1,777	1,775
Interest on junior subordinated debentures	2,220	2,196	2,124	1,977	1,933
Total interest expense	20,722	20,281	19,839	18,349	18,466
Net interest income	171,509	167,206	165,540	156,892	151,891
Provision for credit losses	8,034	9,059	8,322	9,482	6,079
Net interest income after provision for credit losses	163,475	158,147	157,218	147,410	145,812
Non-interest income
Wealth management	18,320	18,634	18,243	18,476	18,100
Mortgage banking	21,735	23,317	27,887	36,007	27,800
Service charges on deposit accounts	7,406	7,210	7,403	6,474	6,297
Gains (losses) on available-for-sale securities, net	1,325	(79)	(98)	(24)	524
Fees from covered call options	1,712	3,629	2,810	4,565	4,360
Trading (losses) gains, net	(168)	205	(135)	160	(477)
Operating lease income, net	2,806	1,973	613	77	65
Other	15,616	10,201	8,230	11,278	7,872
Total non-interest income	68,752	65,090	64,953	77,013	64,541
Non-interest expense
Salaries and employee benefits	95,811	99,780	97,749	94,421	90,130
Equipment	8,767	8,799	8,456	7,855	7,779
Operating lease equipment depreciation	2,050	1,202	431	59	57
Occupancy, net	11,948	13,062	12,066	11,401	12,351
Data processing	6,519	7,284	8,127	6,081	5,448
Advertising and marketing	3,779	5,373	6,237	6,406	3,907
Professional fees	4,059	4,387	4,100	5,074	4,664
Amortization of other intangible assets	1,298	1,324	1,350	934	1,013
FDIC insurance	3,613	3,317	3,035	3,047	2,987
OREO expense, net	560	2,598	(367)	841	1,411
Other	15,326	19,703	18,790	18,178	17,571
Total non-interest expense	153,730	166,829	159,974	154,297	147,318
Income before taxes	78,497	56,408	62,197	70,126	63,035
Income tax expense	29,386	20,896	23,842	26,295	23,983
Net income	$49,111	$35,512	$38,355	$43,831	$39,052
Preferred stock dividends and discount accretion	3,628	3,629	4,079	1,580	1,581
Net income applicable to common shares	$45,483	$31,883	$34,276	$42,251	$37,471
Net income per common share - Basic	$0.94	$0.66	$0.71	$0.89	$0.79
Net income per common share - Diluted	$0.90	$0.64	$0.69	$0.85	$0.76
Cash dividends declared per common share	$0.12	$0.11	$0.11	$0.11	$0.11
Weighted average common shares outstanding	48,448	48,371	48,158	47,567	47,239
Dilutive potential common shares	3,820	4,005	4,049	4,156	4,233
Average common shares and dilutive common shares	52,268	52,376	52,207	51,723	51,472

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances - 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2016	2015	2015	2015	2015
Balance:
Commercial	$4,890,246	$4,713,909	$4,400,185	$4,330,344	$4,211,932
Commercial real estate	5,737,959	5,529,289	5,307,566	4,850,590	4,710,486
Home equity	774,342	784,675	797,465	712,350	709,283
Residential real estate	626,043	607,451	571,743	503,015	495,925
Premium finance receivables - commercial	2,320,987	2,374,921	2,407,075	2,460,408	2,319,623
Premium finance receivables - life insurance	2,976,934	2,961,496	2,700,275	2,537,475	2,375,654
Consumer and other (1)	119,902	146,376	131,902	119,468	130,156
Total loans, net of unearned income, excluding covered loans	$17,446,413	$17,118,117	$16,316,211	$15,513,650	$14,953,059
Covered loans	138,848	148,673	168,609	193,410	209,694
Total loans, net of unearned income	$17,585,261	$17,266,790	$16,484,820	$15,707,060	$15,162,753
Mix:
Commercial	28%	27%	27%	27%	28%
Commercial real estate	32	32	32	31	31
Home equity	4	5	5	5	5
Residential real estate	4	3	3	3	3
Premium finance receivables - commercial	13	14	15	16	15
Premium finance receivables - life insurance	17	17	16	16	16
Consumer and other (1)	1	1	1	1	1
Total loans, net of unearned income, excluding covered loans	99%	99%	99%	99%	99%
Covered loans	1	1	1	1	1
Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans as well as short-term accounts receivable financing.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Period End Deposits Balances - 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2016	2015	2015	2015	2015
Balance:
Non-interest bearing	$5,205,410	$4,836,420	$4,705,994	$3,910,310	$3,779,609
NOW and interest bearing demand deposits	2,369,474	2,390,217	2,231,258	2,240,832	2,262,928
Wealth management deposits (1)	1,761,710	1,643,653	1,469,920	1,591,251	1,528,963
Money market	4,157,083	4,041,300	4,001,518	3,898,495	3,791,762
Savings	1,766,552	1,723,367	1,684,007	1,504,654	1,563,752
Time certificates of deposit	3,956,842	4,004,677	4,135,772	3,936,876	4,011,755
Total deposits	$19,217,071	$18,639,634	$18,228,469	$17,082,418	$16,938,769
Mix:
Non-interest bearing	27%	26%	26%	23%	22%
NOW and interest bearing demand deposits	12	13	12	13	13
Wealth management deposits (1)	9	9	8	9	9
Money market	22	22	22	23	23
Savings	9	9	9	9	9
Time certificates of deposit	21	21	23	23	24
Total deposits	100%	100%	100%	100%	100%

(1)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of the Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2016	2015	2015	2015	2015
Net interest income	$172,944	$168,515	$166,737	$158,034	$152,952
Call option income	1,712	3,629	2,810	4,565	4,360
Net interest income including call option income	$174,656	$172,144	$169,547	$162,599	$157,312
Yield on earning assets	3.71%	3.69%	3.73%	3.81%	3.83%
Rate on interest-bearing liabilities	0.55	0.55	0.54	0.52	0.54
Rate spread	3.16%	3.14%	3.19%	3.29%	3.29%
Net free funds contribution	0.16	0.15	0.14	0.12	0.13
Net interest margin	3.32	3.29	3.33	3.41	3.42
Call option income	0.03	0.07	0.06	0.10	0.10
Net interest margin including call option income	3.35%	3.36%	3.39%	3.51%	3.52%
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income - YTD Trends)

	Three Months Ended March 31,	Years Ended December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
Net interest income	$172,944	$646,238	$601,744	$552,887	$521,463
Call option income	1,712	15,364	7,859	4,773	10,476
Net interest income including call option income	$174,656	$661,602	$609,603	$557,660	$531,939
Yield on earning assets	3.71%	3.76%	3.96%	4.01%	4.21%
Rate on interest-bearing liabilities	0.55	0.54	0.55	0.63	0.86
Rate spread	3.16%	3.22%	3.41%	3.38%	3.35%
Net free funds contribution	0.16	0.14	0.12	0.12	0.14
Net interest margin	3.32	3.36	3.53	3.50	3.49
Call option income	0.03	0.08	0.05	0.03	0.07
Net interest margin including call option income	3.35%	3.44%	3.58%	3.53%	3.56%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2016	2015	2015	2015	2015
Liquidity management assets	$3,300,138	$3,245,393	$3,140,782	$2,709,176	$2,868,906
Other earning assets	28,731	29,792	30,990	32,115	27,717
Loans, net of unearned income	17,508,593	16,889,922	16,509,001	15,632,875	15,031,917
Covered loans	141,351	154,846	174,768	202,663	214,211
Total earning assets	$20,978,813	$20,319,953	$19,855,541	$18,576,829	$18,142,751
Allowance for loan and covered loan losses	(112,028)	(109,448)	(106,091)	(101,211)	(96,918)
Cash and due from banks	259,343	260,593	251,289	236,242	249,687
Other assets	1,776,785	1,754,014	1,678,323	1,534,754	1,519,086
Total assets	$22,902,913	$22,225,112	$21,679,062	$20,246,614	$19,814,606
Interest-bearing deposits	$13,717,333	$13,606,046	$13,489,651	$13,115,453	$12,863,507
Federal Home Loan Bank advances	825,104	441,669	394,666	338,768	347,456
Other borrowings	257,384	269,738	272,549	193,367	194,663
Subordinated notes	138,870	138,852	138,825	138,799	138,773
Junior subordinated debentures	257,687	268,566	264,974	249,493	249,493
Total interest-bearing liabilities	$15,196,378	$14,724,871	$14,560,665	$14,035,880	$13,793,892
Non-interest bearing deposits	4,939,746	4,776,977	4,473,632	3,725,728	3,584,452
Other liabilities	377,019	375,719	334,254	328,878	321,906
Equity	2,389,770	2,347,545	2,310,511	2,156,128	2,114,356
Total liabilities and shareholders’ equity	$22,902,913	$22,225,112	$21,679,062	$20,246,614	$19,814,606
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin - 5 Quarter Trends

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Yield earned on:
Liquidity management assets	2.41%	2.28%	2.29%	2.36%	2.29%
Other earning assets	3.31	3.26	3.00	3.54	2.94
Loans, net of unearned income	3.94	3.95	3.98	4.03	4.08
Covered loans	5.72	4.79	5.91	6.30	6.98
Total earning assets	3.71%	3.69%	3.73%	3.81%	3.83%
Rate paid on:
Interest-bearing deposits	0.37%	0.37%	0.37%	0.37%	0.37%
Federal Home Loan Bank advances	1.41	2.41	2.47	2.15	2.52
Other borrowings	1.65	1.48	1.52	1.63	1.64
Subordinated notes	5.12	5.12	5.12	5.12	5.12
Junior subordinated debentures	3.41	3.20	3.14	3.13	3.10
Total interest-bearing liabilities	0.55%	0.55%	0.54%	0.52%	0.54%
Interest rate spread	3.16%	3.14%	3.19%	3.29%	3.29%
Net free funds/contribution	0.16	0.15	0.14	0.12	0.13
Net interest income/Net interest margin	3.32%	3.29%	3.33%	3.41%	3.42%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2016	2015	2015	2015	2015
Brokerage	$6,057	$6,850	$6,579	$6,750	$6,852
Trust and asset management	12,263	11,784	11,664	11,726	11,248
Total wealth management	18,320	18,634	18,243	18,476	18,100
Mortgage banking	21,735	23,317	27,887	36,007	27,800
Service charges on deposit accounts	7,406	7,210	7,403	6,474	6,297
Gains (losses) on available-for-sale securities, net	1,325	(79)	(98)	(24)	524
Fees from covered call options	1,712	3,629	2,810	4,565	4,360
Trading (losses) gains, net	(168)	205	(135)	160	(477)
Operating lease income, net	2,806	1,973	613	77	65
Other:
Interest rate swap fees	4,438	2,343	2,606	2,347	2,191
BOLI	472	1,463	212	2,180	766
Administrative services	1,069	1,101	1,072	1,053	1,026
Gain on extinguishment of debt	4,305	—	—	—	—
Miscellaneous	5,332	5,294	4,340	5,698	3,889
Total other income	15,616	10,201	8,230	11,278	7,872
Total Non-Interest Income	$68,752	$65,090	$64,953	$77,013	$64,541
WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2016	2015	2015	2015	2015
Salaries and employee benefits:
Salaries	$50,282	$50,982	$53,028	$46,617	$46,848
Commissions and incentive compensation	26,375	31,222	30,065	33,387	25,494
Benefits	19,154	17,576	14,686	14,417	17,788
Total salaries and employee benefits	95,811	99,780	97,749	94,421	90,130
Equipment	8,767	8,799	8,456	7,855	7,779
Operating lease equipment depreciation	2,050	1,202	431	59	57
Occupancy, net	11,948	13,062	12,066	11,401	12,351
Data processing	6,519	7,284	8,127	6,081	5,448
Advertising and marketing	3,779	5,373	6,237	6,406	3,907
Professional fees	4,059	4,387	4,100	5,074	4,664
Amortization of other intangible assets	1,298	1,324	1,350	934	1,013
FDIC insurance	3,613	3,317	3,035	3,047	2,987
OREO expense, net	560	2,598	(367)	841	1,411
Other:
Commissions - 3rd party brokers	1,310	1,321	1,364	1,403	1,386
Postage	1,302	1,892	1,927	1,578	1,633
Miscellaneous	12,714	16,490	15,499	15,197	14,552
Total other expense	15,326	19,703	18,790	18,178	17,571
Total Non-Interest Expense	$153,730	$166,829	$159,974	$154,297	$147,318

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses, excluding covered loans - 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2016	2015	2015	2015	2015
Allowance for loan losses at beginning of period	$105,400	$102,996	$100,204	$94,446	$91,705
Provision for credit losses	8,423	9,196	8,665	9,701	6,185
Other adjustments	(78)	(243)	(153)	(93)	(248)
Reclassification (to) from allowance for unfunded lending-related commitments	(81)	13	(42)	4	(113)
Charge-offs:
Commercial	671	1,369	964	1,243	677
Commercial real estate	671	2,734	1,948	856	1,005
Home equity	1,052	680	1,116	1,847	584
Residential real estate	493	211	1,138	923	631
Premium finance receivables - commercial	2,480	2,676	1,595	1,526	1,263
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	107	179	116	115	111
Total charge-offs	5,474	7,849	6,877	6,510	4,271
Recoveries:
Commercial	629	315	462	285	370
Commercial real estate	369	491	213	1,824	312
Home equity	48	183	42	39	48
Residential real estate	112	55	136	16	76
Premium finance receivables - commercial	787	223	278	458	329
Premium finance receivables - life insurance	—	—	16	—	—
Consumer and other	36	20	52	34	53
Total recoveries	1,981	1,287	1,199	2,656	1,118
Net charge-offs	(3,493)	(6,562)	(5,678)	(3,854)	(3,083)
Allowance for loan losses at period end	$110,171	$105,400	$102,996	$100,204	$94,446
Allowance for unfunded lending-related commitments at period end	1,030	949	926	884	888
Allowance for credit losses at period end	$111,201	$106,349	$103,922	$101,088	$95,334
Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.00%	0.09%	0.05%	0.09%	0.03%
Commercial real estate	0.02	0.16	0.13	(0.08)	0.06
Home equity	0.52	0.25	0.55	1.01	0.30
Residential real estate	0.17	0.07	0.42	0.39	0.28
Premium finance receivables - commercial	0.29	0.41	0.21	0.18	0.16
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	0.20	0.37	0.17	0.23	0.13
Total loans, net of unearned income, excluding covered loans	0.08%	0.15%	0.14%	0.10%	0.08%
Net charge-offs as a percentage of the provision for credit losses	41.47%	71.35%	65.53%	39.73%	49.87%
Loans at period-end	$17,446,413	$17,118,117	$16,316,211	$15,513,650	$14,953,059
Allowance for loan losses as a percentage of loans at period end	0.63%	0.62%	0.63%	0.65%	0.63%
Allowance for credit losses as a percentage of loans at period end	0.64%	0.62%	0.64%	0.65%	0.64%

WINTRUST FINANCIAL CORPORATION - SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Assets, excluding covered assets - 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2016	2015	2015	2015	2015
Loans past due greater than 90 days and still accruing(1):
Commercial	$338	$541	$—	$—	$—
Commercial real estate	1,260	—	—	701	—
Home equity	—	—	—	—	—
Residential real estate	—	—	—	—	—
Premium finance receivables - commercial	9,548	10,294	8,231	9,053	8,062
Premium finance receivables - life insurance	1,641	—	—	351	—
Consumer and other	180	150	140	110	91
Total loans past due greater than 90 days and still accruing	12,967	10,985	8,371	10,215	8,153
Non-accrual loans(2):
Commercial	12,373	12,712	12,018	5,394	5,586
Commercial real estate	26,996	26,645	28,617	23,183	29,982
Home equity	9,365	6,848	8,365	5,695	7,665
Residential real estate	11,964	12,043	14,557	16,631	14,248
Premium finance receivables - commercial	15,350	14,561	13,751	15,156	15,902
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	484	263	297	280	236
Total non-accrual loans	76,532	73,072	77,605	66,339	73,619
Total non-performing loans:
Commercial	12,711	13,253	12,018	5,394	5,586
Commercial real estate	28,256	26,645	28,617	23,884	29,982
Home equity	9,365	6,848	8,365	5,695	7,665
Residential real estate	11,964	12,043	14,557	16,631	14,248
Premium finance receivables - commercial	24,898	24,855	21,982	24,209	23,964
Premium finance receivables - life insurance	1,641	—	—	351	—
Consumer and other	664	413	437	390	327
Total non-performing loans	$89,499	$84,057	$85,976	$76,554	$81,772
Other real estate owned	24,022	26,849	29,053	33,044	33,131
Other real estate owned - from acquisitions	16,980	17,096	22,827	9,036	9,126
Other repossessed assets	171	174	193	231	259
Total non-performing assets	$130,672	$128,176	$138,049	$118,865	$124,288
TDRs performing under the contractual terms of the loan agreement	34,949	42,744	49,173	52,174	54,687
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.26%	0.28%	0.27%	0.12%	0.13%
Commercial real estate	0.49	0.48	0.54	0.49	0.64
Home equity	1.21	0.87	1.05	0.80	1.08
Residential real estate	1.91	1.98	2.55	3.31	2.87
Premium finance receivables - commercial	1.07	1.05	0.91	0.98	1.03
Premium finance receivables - life insurance	0.06	—	—	0.01	—
Consumer and other	0.55	0.28	0.33	0.33	0.25
Total loans, net of unearned income	0.51%	0.49%	0.53%	0.49%	0.55%
Total non-performing assets as a percentage of total assets	0.56%	0.56%	0.63%	0.57%	0.61%
Allowance for loan losses as a percentage of total non-performing loans	123.10%	125.39%	119.79%	130.89%	115.50%

(1)	As of the dates shown, no TDRs were past due greater than 90 days and still accruing interest.

(2)
Non-accrual loans included TDRs totaling $17.6 million, $9.1 million, $10.1 million, $10.6 million and $12.5 million as of March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015, respectively.